EXHIBIT 99.1
TERRESTAR CORPORATION
Index to Consolidated Financial Statements and Financial Statement Schedule

Page
Reference
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Operations for the years ended December 31, 2007, 2006 (as restated) and 2005	F-2
Consolidated Balance Sheets as of December 31, 2007 and 2006 (as restated)	F-3
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 (as restated) and 2005	F-4
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2007, 2006 (as restated) and 2005	F-5
Notes to Consolidated Financial Statements (as restated)	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
TerreStar Corporation:
We have audited the accompanying consolidated balance sheets of TerreStar Corporation (formerly Motient Corporation) and subsidiaries, as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TerreStar Corporation and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 3 to the consolidated financial statements, TerreStar Corporation and subsidiaries has restated previously issued consolidated financial statements as of December 31, 2006 and for the year ended December 31, 2006.
As discussed in Notes 2 and 11 to the consolidated financial statements, TerreStar Corporation and subsidiaries changed its method of accounting for stock-based compensation during the year ended December 31, 2006 as a result of adopting Statement of Financial Accounting Standard No. 123(R), Share Based Payment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of TerreStar Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 31, 2008 expressed an adverse opinion on the effectiveness of internal control over financial reporting.
/s/ Friedman LLP
East Hanover, New Jersey
March 31, 2008

TERRESTAR CORPORATION
Consolidated Statements of Operations
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except per share amounts)

		2006
		As restated -
	2007	See Note 3	2005
Operating Expenses
General and administrative (including expenses related to MSV, a related party, of $668, $313 and $1,309 and Hughes, a related party, of $1,137, $0 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively)	$114,848	$84,253	$29,265
Research and development	43,067	10,549	2,456
Depreciation and amortization	18,222	6,796	3,480
Loss on impairment of intangibles	6,699	4,909	—
Gain on asset disposal	(123)	—	—

Total operating expenses	182,713	106,507	35,201

Operating loss from continuing operations	(182,713)	(106,507)	(35,201)
Interest expense	(45,098)	(2,608)	—
Other expense	(7,543)	—	—
Interest and other income	12,597	7,948	7,582
Equity in losses of MSV	(7,338)	(30,079)	(25,059)
Minority interests in losses of TerreStar Networks	23,262	20,655	3,263
Minority interests in losses of TerreStar Global	1,198	654	—
Gain on investments	—	11,260	—
Decrease in dividend liability	71,046	—	—
Other than temporary impairment-SkyTerra	(106,800)	—	—

Loss from continuing operations before income taxes	(241,389)	(98,677)	(49,415)
Income tax benefit (expense)	2,248	(4,535)	—

Net loss from continuing operations	(239,141)	(103,212)	(49,415)
Loss from discontinued operations	—	(30,422)	(89,866)

Net loss	(239,141)	(133,634)	(139,281)
Less:
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	(23,232)	(23,627)	(16,717)
Accretion of issuance costs associated with Series A and Series B	(4,542)	(4,029)	(2,409)

Net loss available to Common Stockholders	$(266,915)	$(161,290)	$(158,407)

Basic & Diluted Loss Per Share—Continuing Operations	$(3.22)	$(2.01)	$(1.10)

Basic & Diluted Loss Per Share—Discontinued Operations	$—	$(0.47)	$(1.45)

Basic & Diluted Loss Per Share	$(3.22)	$(2.48)	$(2.55)

Basic & Diluted Weighted-Average Common Shares Outstanding	83,016	64,966	62,072

See accompanying Notes to Consolidated Financial Statements

TERRESTAR CORPORATION
Consolidated Balance Sheets
As of December 31, 2007 and 2006
(In thousands, except per share amounts)

		2006
		As restated -
	2007	See Note 3
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$89,134	$171,665
Cash committed for satellite construction costs	2,814	24,486
Restricted cash for Series A and Series B Cumulative convertible preferred stock dividends	—	10,723
Restricted cash for Senior Secured Notes	—	13,087
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	4,447	4,255
Deferred issuance costs associated with Senior Secured Notes	—	5,708
Deferred issuance costs associated with TerreStar Notes	2,032	—
Assets held for sale	—	367
Other current assets	9,131	2,602

Total current assets	107,558	232,893

Restricted investments	2,648	6,255
Property and equipment, net (including amounts to Hughes, a related party, of $36,719 and $10,998 at December 31, 2007 and 2006, respectively)	571,151	259,169
Intangible assets, net	212,256	144,265
Investment in MSV	—	184,665
Investment in SkyTerra	103,733	—
Investment in SkyTerra—Restricted	221,575	254,490
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	5,958	10,692
Deferred issuance costs associated with TerreStar Notes	10,415	—
Deferred issuance costs associated with Senior Secured PIK Notes	1,112	—
Other non-current assets	6,817	—

Total assets	$1,243,223	$1,092,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses (including amounts due to MSV, a related party, of $131 and $127 and Hughes, a related party, of $3,660 and $0 at December 31, 2007 and 2006, respectively)	$42,720	$12,415
Accounts payable to Loral for satellite construction contract	503	9,073
Accrued income taxes payable	—	4,641
Obligations under capital leases	59	—
Deferred rent and other current liabilities	944	1,199
Series A and Series B Cumulative Convertible Preferred Stock dividends payable	8,368	8,174
Senior Secured Notes and accrued interest, thereon	—	202,267
Current liabilities of discontinued operations	17	45

Total current liabilities	52,611	237,814

Obligations under capital leases	97	—
Deferred rent and other long-term liabilities	1,758	3,049
SkyTerra investment dividends payable	183,444	254,490
TerreStar Notes and accrued interest, thereon	567,955	—

Total liabilities	805,865	495,353

Commitments and Contingencies
Minority interest in TerreStar Networks	12,141	68,617
Minority interest in TerreStar Global	—	1,633
Series A cumulative convertible preferred stock ($0.01 par value, 450,000 shares authorized and 90,000 shares issued and outstanding at December 31, 2007 and December 31, 2006)	90,000	90,000
Series B cumulative convertible preferred stock ($0.01 par value, 500,000 shares authorized and 318,500 shares issued and outstanding at December 31, 2007 and December 31, 2006	318,500	318,500

STOCKHOLDERS’ EQUITY:
Common stock; voting (par value $0.01; 200,000,000 shares authorized, 91,378,041 and 73,663,208 shares issued, 87,426,839 and 69,712,006 shares outstanding at December 31, 2007 and December 31, 2006, respectively)	914	737
Additional paid-in capital	806,195	631,973
Common stock purchase warrants	64,097	73,200
Less: 3,951,202 common shares held in treasury stock at December 31, 2007 and December 31, 2006	(73,877)	(73,877)
Accumulated other comprehensive income	10	—
Accumulated deficit	(780,622)	(513,707)

Total stockholders’ equity	16,717	118,326

Total liabilities and stockholders’ equity	$1,243,223	$1,092,429

See accompanying Notes to Consolidated Financial Statements

TERRESTAR CORPORATION
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except per share amounts)

		2006
		As restated -
	2007	See Note 3	2005
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES:
Net loss	$(239,141)	$(133,634)	$(139,281)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Loss from discontinued operations	—	30,422	89,866
Depreciation and amortization	18,222	6,796	3,480
Write off of financing fees	5,708	—	—
Equity in losses of MSV	7,338	30,079	25,059
Minority interests in losses of TerreStar Global	(1,198)	(654)	—
Minority interests in losses of TerreStar Networks	(23,262)	(20,655)	(3,263)
Loss on investments	—	(11,260)	—
Gain on asset disposal	(133)	—	—
Loss on capital lease disposal	10	—	—
Amortization of deferred financing costs	1,778	538	—
Non-cash 401(k) match	—	156	254
Stock-based compensation	25,111	35,756	11,937
Loss on impairment of intangibles	6,699	4,909	—
Restricted stock forfeited	(42)	—	—
Interest income	482	—	—
Other than temporary impairment-cost method investment	106,800	—	—
Decrease in dividend liability	(71,046)	—	—
Changes in assets and liabilities:
Other current assets	(7,065)	(345)	(1,413)
Accounts payable and accrued expenses (including payments to MSV, a related party, of $536, $1,949, and $3,948 and Hughes, a related party, of $920, $0 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively)	20,088	9,155	2,493
Other noncurrent assets	(6,000)	—	—
Accrued interest	38,035	2,267	—
Deferred rent and other liabilities	(1,546)	4,242	(4)

Net cash used in continuing operating activities	$(119,162)	$(42,228)	$(10,872)

CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES:
Cash acquired in TerreStar Networks asset purchase	$—	$—	$6,165
(Purchase) Proceeds of restricted cash and investments	45,423	61,511	(110,116)
Proceeds from the sale of investments	—	46,951	—
Proceeds from TerreStar Global rights offering	—	672	—
Proceeds from assets held for sale	500	—	—
Accounts payable to Loral for satellite construction contract	(9,073)	(59,771)	—
Notes receivable—TerreStar Canada	(750)	—	—
Additions to intangible assets	(734)	—	—
Additions to property and equipment (including payments to Hughes, a related party, of $33,276, $10,998 and $3,820 for the years ended December 31, 2007, 2006, and 2005, respectively)	(281,538)	(175,808)	(7,804)

Net cash used in continuing investing activities	$(246,172)	$(126,445)	$(111,755)

CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES:
Proceeds from issuance of Series A Cumulative Convertible Preferred Stock	$—	$—	$408,500
Issuance costs associated with Series A and Series B Cumulative Convertible Preferred Stock	—	—	(17,570)
Proceeds from issuance of Senior Secured Notes	—	200,000	—
Proceeds from issuance of TerreStar Notes	500,000	—	—
Proceeds from issuance of equity securities	6,708	18,246	3,525
Repayment of notes payable	—	—	(8,739)
Repayments of the Senior Secured Notes	(200,000)	—	—
Payments for capital lease obligations	(37)	—	—
Purchase of treasury stock	—	(6,791)	(67,086)
Dividends paid on Series A and B Cumulative Convertible Preferred Stock	(13,086)	(21,446)	(10,723)
Debt issuance costs and other charges	(14,421)	(6,245)	—

Net cash provided by continuing financing activities	$279,164	$183,764	$307,907

Net cash provided by (used in) continuing operations	$(86,170)	$15,091	$185,280

Net cash used in discontinued operating activities	$(28)	$(18,435)	$(21,335)
Net cash provided by discontinued investing activities	$3,667	$(4,515)	$(116)

Net cash provided by (used in) discontinued operations	3,639	(22,950)	(21,451)

Net increase (decrease) in cash and cash equivalents	(82,531)	(7,859)	163,829
CASH AND CASH EQUIVALENTS, beginning of period	171,665	179,524	15,695

CASH AND CASH EQUIVALENTS, end of period	$89,134	$171,665	$179,524

See accompanying Notes to Consolidated Financial Statements

TERRESTAR CORPORATION
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except per share amounts)

				Common			Accumulated
	Common Stock		Additional	Stock			Other
		Par	Paid-In	Purchase	Treasury Stock		Comprehensive	Accumulated
	Shares	Value	Capital	Warrants	Shares	Amount	Income	Deficit	Total
BALANCE, December 31, 2004	51,544,596	$516	$399,635	$28,589	—	$—	$—	$(194,009)	$234,731
Common Stock issued under the 401(k) Savings and Stock Purchase Plan	14,127	—	254	—	—	—	—	—	254
Sales of Common Stock, Net of Expenses	12,704,782	127	370,853	—	—	—	—	—	370,980
Common Stock issued for exercise of stock options	447,535	4	1,339	—	—	—	—	—	1,343
Issuance of Common Stock Warrants	—	—	(48,908)	61,071	—	—	—	—	12,163
Common Stock issued for exercise of common stock purchase warrants	1,717,678	17	17,160	(15,060)	—	—	—	—	2,117
Compensatory stock options issued to employees and consultants	—	—	7,754	—	—	—	—	—	7,754
Restricted Stock	177,786	2	4,690	—	—	—	—	—	4,692
Treasury Stock	—	—	—	—	(3,487,202)	(67,086)	—	—	(67,086)
Net loss	—	—	—	—	—	—	—	(139,281)	(139,281)
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	—	—	—	—	—	—	—	(16,717)	(16,717)
Accretion of issuance costs on Series A and Series B Cumulative Convertible Preferred Stock	—	—	—	—	—	—	—	(2,409)	(2,409)

BALANCE, December 31, 2005	66,606,504	666	752,777	74,600	(3,487,202)	(67,086)	—	(352,416)	408,541
Common Stock issued under the 401(k) Savings and Stock Purchase Plan	7,806	—	156	—	—	—	—	—	156
Sales of Common Stock, Net of Expenses	6,252,721	63	93,455	—	—	—	—	—	93,518
Common Stock issued for exercise of stock options	121,165	1	494	—	—	—	—	—	495
Common Stock issued for exercise of common stock purchase warrants	145,012	2	1,843	(1,400)	—	—	—	—	445
Exercise of TerreStar stock options	—	—	(1,715)	—	—	—	—	—	(1,715)
Stock option compensation expense	—	—	32,674	—	—	—	—	—	32,674
Restricted Stock issued	530,000	5	6,423	—	—	—	—	—	6,428
Treasury Stock acquired	—	—	—	—	(464,000)	(6,791)	—	—	(6,791)
Net loss	—	—	—	—	—	—	—	(133,635)	(133,635)
Distribution of TerreStar Global	—	—	356	—	—	—	—	—	356
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	—	—	—	—	—	—	—	(23,627)	(23,627)
Accretion of issuance costs on Series A and Series B Cumulative Convertible Preferred Stock	—	—	—	—	—	—	—	(4,029)	(4,029)
Dividend Liability	—	—	(254,490)	—	—	—	—	—	(254,490)

BALANCE, December 31, 2006, As restated—See Note 3	73,663,208	737	631,973	73,200	(3,951,202)	(73,877)	—	(513,707)	118,326
Common stock issued under the 401(k) savings and stock purchase plan	834	—	10	—	—	—	—	—	10
Exchange of Common Stock (See Note 10)	15,128,642	151	123,273	—	—	—	—	—	123,424
Common Stock issued for exercise of stock options	44,393	—	2,179	—	—	—	—	—	2,179
Common Stock issued for exercise of common stock purchase warrants	1,500,045	15	13,607	(9,103)	—	—	—	—	4,519
Stock option compensation expense		—	25,253	—	—	—	—	—	25,253
Restricted Stock forfeited	(20,000)	—	(42)	—	—	—	—	—	(42)
Net loss	—	—	—	—	—	—	—	(239,141)	(239,141)
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	1,060,919	11	9,942	—	—	—	—	(23,232)	(13,279)
Accretion of issuance costs on Series A and Series B Cumulative Convertible Preferred Stock	—	—	—	—	—	—	—	(4,542)	(4,542)
Translation Adjustments	—	—	—	—	—	—	10	—	10

BALANCE, December 31, 2007	91,378,041	$914	$806,195	$64,097	(3,951,202)	$(73,877)	$10	$(780,622)	$16,717

See accompanying Notes to Consolidated Financial Statements

TERRESTAR CORPORATION
Notes to Consolidated Financial Statements
Note 1. Organization and Description of Business
General
TerreStar Corporation was incorporated in 1988 under the laws of the State of Delaware. TerreStar Corporation is in the integrated satellite wireless communications business through its ownership of TerreStar Networks, its principal operating entity, and TerreStar Global. We changed our name from Motient Corporation to TerreStar Corporation in 2007.
Our primary business is TerreStar Networks, a Reston, Virginia based future provider of advanced mobile satellite services for the North American market. Previously, we operated a two-way terrestrial wireless data communications service. On September 14, 2006, we sold most of the assets and liabilities relating to that business. Our historical financial statements present this terrestrial wireless business as a discontinued operation. Pursuant to such presentation, our current period continuing operations are reflected as a single operating unit.
As of December 31, 2007, we had two wholly-owned subsidiaries, MVH Holdings Inc and Motient Holdings Inc, an 86% interest in TerreStar Networks and an 85% interest in TerreStar Global. Additionally, we held approximately 42% non-voting interest in SkyTerra Communications, Inc (“SkyTerra”), a mobile satellite communications company. As of December 31, 2007, SkyTerra owned approximately 11% of TerreStar Networks common stock.
Liquidity and Capital Resources
In assessing our liquidity, we monitor and analyze our cash on-hand, after-tax liquidation value of our investment securities, and our operating and capital expenditure commitments. Our principal liquidity needs are to meet our working capital requirements, operating expenses and capital expenditure obligations. Based on our current business plan, we believe that we have sufficient liquidity required to conduct operations through December 31, 2008 and into the first quarter of 2009. The Company will likely face a cash deficit in the first quarter of 2009 unless it obtains additional capital. The Company cannot guarantee that financing sources will be available or available on favorable terms.
Our principal sources of liquidity consist of our existing cash on hand, the cash proceeds of recently completed capital raising transactions, and our recently secured $100 million Credit Agreement. As of December 31, 2007, including restricted cash; we had $92 million of cash on hand. After giving effect to the net proceeds from the offering of the newly issued TerreStar Notes, Exchangeable Notes, and the Credit Agreement, which were completed on February 5, 2008; as well as the sale of SkyTerra common stock on February 6, 2008, we have approximately $459 million of liquidity resources available to fund operations.
Our principal short-term liquidity needs will depend on: (i) The successful and timely completion of our satellite system construction contracts; (ii) the development of certain related ground infrastructure; (iii) the design and development of our first generation handset and chipset; and (iv) the initial roll-out of our terrestrial network. As of December 31, 2007, we had contractual obligations of $341 million due within one year, consisting of approximately $173 million related to our satellite system, $160 million related our handset, chipset, and terrestrial network, and $8 million for operating leases. We have the ability to preserve cash by deferring certain operating and capital expenditures related to the deployment of our satellite and terrestrial network into future periods. We have identified in excess of $100 million of these contractual obligations that can be eliminated or deferred beyond 2008.

Our principal long-term liquidity needs are to fund the deployment and expansion of our terrestrial network, the design of our second generation handset and chipset, and orbital incentive payments related to our satellite contracts. In addition, we will need funds for working capital purposes, which we anticipate will grow as our operations expand. As of December 31, 2007, we had aggregate contractual payment obligations of approximately $753 million, consisting of approximately $186 million for the TerreStar Networks’ satellites, approximately $21 million for our operating leases in Reston, Virginia, Lincolnshire, Illinois, Richardson Park, Texas, data centers, site hosting agreements and approximately $546 million for obligations related to the build out of our terrestrial network. However, we have identified in excess of $400 million of these contractual obligations that can be eliminated or deferred. We intend to fund our long-term liquidity needs related to operations and ongoing network deployment through proceeds from the sale of investment securities, the incurrence of indebtedness, equity financings or a combination of these potential sources of liquidity. Although we believe that these sources will provide sufficient liquidity for us to meet our future liquidity and capital obligations, our ability to fund these needs will depend on our future performance, which will be subject in part to general economic, financial, regulatory and other factors that are beyond our control, including trends in our industry and technology developments. However, we may not be able to obtain this additional financing on terms acceptable to us or at all.
Historically, we have relied on external funding through the issuance of debt and equity securities to fund operations. The existing indentures relating to our outstanding debt securities contain covenants that may impact our liquidity needs or limit our ability to incur future indebtedness. Specifically, the indentures governing our Exchangeable Notes and Credit Agreement, which were completed in early February 2008, require certain shareholder approvals by late July 2008 or we may be forced to accelerate repayment of the notes.
As part of the closing conditions of the sales of the Exchangeable Notes, we obtained the requisite shareholder consents to approve the required corporate actions in connection with the foregoing transactions from Harbinger and the other institutional investors who purchased the notes. As of February 7, 2008 Harbinger and such institutional investors who were also our shareholders held 53.4% of our common shares. We believe that such shareholder approval will be effective on or before the July 23, 2008 milestone date.
Narrative Description of the Business
TerreStar Networks Inc.
TerreStar Networks is our principal operating entity. In cooperation with its Canadian partner, 4371585 Communications and Company, Limited Partnership (“4371585 Communications”), formerly TMI Communications and Company, Limited Partnership, we plan to launch an innovative wireless communications system to provide mobile coverage throughout the U.S. and Canada using small, lightweight and inexpensive handsets similar to today’s mobile devices. This system build out will be based on an integrated satellite and ground-based technology which will provide service in most hard-to-reach areas and will provide a nationwide interoperable, survivable and critical communications infrastructure.
By offering mobile satellite service (“MSS”) using frequencies in the 2GHz band, which are part of what is often known as the “S-band”, in conjunction with ancillary terrestrial components (“ATC”), we can effectively deploy an integrated satellite and terrestrial wireless communications network. Our network would allow a user to utilize a mobile device that would communicate with a traditional land-based wireless network when in range of that network, but communicate with a satellite when not in range of such a land-based network. We intend to provide multiple communications applications, including voice, data and video services. TerreStar Networks is in the process of building its first satellite pursuant to a construction contract with Space Systems/Loral, Inc. (“Loral”). Once launched, our TerreStar-1 satellite, with an antenna approximately sixty feet across, will be able to communicate with standard wireless devices.
Our ability to offer these services depends on TerreStar Networks’ right to receive certain regulatory authorizations allowing it to provide MSS/ATC in the S-band. These authorizations are subject to various regulatory milestones relating to the construction, launch and operational date of the satellite system required to provide this service. We may be required to obtain additional approvals from national and local authorities in connection with the services that we wish to provide in the future. For example, in order to provide ATC in the United States and Canada we must file additional applications separately from our satellite authorizations. In addition, the manufacturers of our ATC user terminals and base stations will need to obtain FCC equipment certifications and similar certifications in Canada.

TerreStar Networks was initially created as a subsidiary of MSV established to, among other things, develop a satellite communications system using the S-band. On May 11, 2005, we began to increase our ownership interest in TerreStar Networks when, in conjunction with a spin-off of TerreStar Networks to the owners of MSV, we purchased an additional $200 million of newly issued TerreStar Networks common stock. In conjunction with this transaction, TerreStar Networks also entered into an agreement with MSV’s wholly-owned subsidiary, ATC Technologies, LLC (“ATC Technologies”) pursuant to which TerreStar Networks has a perpetual, royalty-free license to utilize ATC Technologies’ patent portfolio in the S-band, including those patents related to ATC, which we anticipate will allow us to deploy a communications network that seamlessly integrates satellite and terrestrial communications, giving a user ubiquitous wireless coverage in the U.S. and Canada.
Since May 11, 2005, we have consolidated TerreStar Networks financial results in our financial statements.
Through TerreStar Networks, we plan to develop, build and operate an all IP-based 4G integrated satellite and terrestrial communications network to provide mobile communication services throughout the United States and Canada. Our network will address the growing demand for wireless mobile services across the government, commercial, and consumer segments. We plan to market these services on a wholesale basis to government agencies and commercial enterprises.
We have the right to use two 10 MHz blocks of contiguous and unshared MSS S-band spectrum covering a population of over 330 million throughout the United States and Canada. All of our spectrum is eligible for ATC status. ATC authorization provides the ability to integrate terrestrial mobile services with MSS. We anticipate using this ATC authorization to create a two-way wireless communications network providing coverage, services and applications to mobile and portable wireless users. Our planned network is designed to allow an end user to seamlessly communicate with a terrestrial wireless network or our satellite through a conventional mobile device, optimizing service quality, continuity and geographic coverage.
We believe our planned all IP-based 4G network design will improve on existing network architecture and components to deliver greater network capacity, more efficiently and at a lower cost, than existing wireless networks. In December 2008, we plan to launch our first multi-spot beam geostationary satellite, TerreStar-1, which is designed so that the beams can be refocused dynamically. We are also currently developing a next-generation terrestrial network, which we believe will enable us to offer our integrated satellite/terrestrial service by the end of 2009. We are working with several vendors to develop a universal chipset architecture that can be incorporated into a wide range of mobile devices, including small, lightweight and inexpensive handsets.
We believe our network’s satellite and terrestrial mobile capabilities will serve the needs of various users, such as U.S. and Canadian government and emergency first responder personnel who require reliable, uninterrupted and interoperable connectivity that can be provided by an integrated satellite and terrestrial network. In October 2006, we entered into a Cooperative Research and Development Agreement (“CRADA”) with the U.S. Defense Information System Agency (“DISA”) to jointly develop a North American emergency response communications network. We expect the CRADA to result in the development of products that will mutually benefit us and the U.S. government. We also believe that our planned network will appeal to a broad base of potential end users, customers and strategic partners, including those in the media, technology and communications sectors, logistics and distribution sectors and other sectors requiring uninterrupted wireless service.

Our Relationship with TerreStar Canada and 4371585 Communications
MSV formed TerreStar Networks in 2002 as a wholly-owned subsidiary and subsequently spun TerreStar Networks off to MSV’s owners, which included TMI Communications and Company, Limited Partnership (now known as “4371585 Communications”) and TerreStar Corporation or entities controlled by each. As part of the spin-off of TerreStar Networks, TMI Communications became contractually obligated to assign, subject to necessary regulatory approvals, its Industry Canada approval in principle to TerreStar Networks, or to an entity designated by TerreStar Networks that is eligible under Canadian law to hold the approval in principle. TerreStar Networks negotiated and committed, pursuant to a master agreement, to enter into the Transfer Agreements with TMI Communications (TMI Communications’ outstanding obligations under the Transfer Agreements were assumed by 4371585 Communications on December 20, 2007 as the transferee of TMI Communications’ interest in TerreStar Canada Holdings), TerreStar Canada, TerreStar Canada Holdings and certain other related parties (the “Transfer Agreements”) pursuant to which TerreStar will transfer TerreStar-1 to TerreStar Canada and TMI Communications effectuated the transfer of its Industry Canada approval in principle to TerreStar Canada and FCC authorization to TerreStar Networks. 4371585 Communications’ assignment of its Industry Canada approval to TerreStar Networks was authorized by Industry Canada on April 27, 2007. This authorization transferred the necessary approvals for TerreStar Canada to launch and operate a satellite at the 111.1 degrees west longitude orbital position in order to provide MSS in Canada. On October 10, 2007, Industry Canada clarified that the authorization as transferred included the authority to operate at 111.0 degrees west longitude. In order to comply with Canada’s telecommunications foreign ownership rules, title to TerreStar-1 is expected to be transferred to TerreStar Canada at the time that title would have otherwise transferred to TerreStar Networks under the terms of its satellite construction contract with Loral, as amended.
The Transfer Agreements also provide for, among other things, the license of certain intellectual property rights to TerreStar Canada, the grant to TerreStar Networks of an indefeasible right to use capacity on TerreStar-1, and the provision by TerreStar Networks to TerreStar Canada of various consulting and other services. In addition, we are required to fund TerreStar Canada’s operating losses.
TerreStar Networks owns 20% of the voting equity of TerreStar Canada as well as 33 1/3% of the voting equity of TerreStar Canada Holdings, TerreStar Canada’s parent company. The remaining 80% of the voting equity of TerreStar Canada is held by TerreStar Canada Holdings and the remaining 66 2/3% of the voting equity of TerreStar Canada Holdings is held by 4371585 Communications. TerreStar Networks’ interests in TerreStar Canada and TerreStar Canada Holdings reflect the maximum ownership levels currently permitted by applicable Canadian telecommunications foreign ownership rules.
Upon the receipt of approval from Industry Canada to transfer the Industry Canada approval in principle from TMI Communications to TerreStar Canada on April 27, 2007, (1) TerreStar Networks entered into a Shareholders’ Agreement, or the TerreStar Canada Shareholders’ Agreement, a Rights and Services Agreement, or the Rights and Services Agreement, a Guarantee and Share Pledge Agreement, or the TMI Guarantee and certain other Transfer Agreements, (2) TerreStar Canada executed a Guarantee in favor of TerreStar Networks, referred to as the TerreStar Canada Guarantee, and (3) TerreStar Networks and certain other parties entered into certain other Transfer Agreements. Set out below is a description of certain of the Transfer Agreements.
Effective December 20, 2007 BCE completed a restructuring which resulted in TMI Communications transferring all of its shares of TerreStar Canada Holdings to 4371585 Communications. 4371585 Communications is a wholly-owned subsidiary of BCE.
In connection with the restructuring, TMI Communications entered into an Agreement to be Bound and Release dated December 20, 2007 pursuant to which TMI Communications agreed to transfer to 4371585 Communications its 66 2/3% interest in TerreStar Canada Holdings and 4371585 Communications agreed to become bound by the terms and conditions of the TerreStar Canada Shareholders’ Agreement. Further, pursuant to the Agreement to be Bound and Release, each of the parties to the TerreStar Canada Shareholders’ Agreement released and discharged TMI Communications from its obligations under the TerreStar Canada Shareholders’ Agreement.

TMI Communications also entered into a Joinder Agreement dated December 20, 2007 with 4371585 Communications, TerreStar Networks, TerreStar Canada and TerreStar Corporation, pursuant to which 4371585 Communications agreed to be bound by the terms and conditions of the Transfer Agreements to which TMI Communications was a party including, but not limited to, the TMI Guarantee, and the parties thereto agreed to release and discharge TMI Communications from its obligations under such Transfer Agreements.
On May 29, 2007 and June 15, 2007, pursuant to our Master Services Agreement with TerreStar Canada, we loaned TerreStar Canada $0.4 million and $0.35 million, respectively. Each note pays interest at 15.15%, and both mature on January 1, 2009.
TerreStar Global Ltd.
TerreStar Global was initially formed in 2005 as a wholly-owned subsidiary of TerreStar Networks. We have consolidated the financial results of TerreStar Global since its inception. In late 2006, TerreStar Networks spun-off TerreStar Global to its stockholders. As a result, TerreStar Corporation became the indirect majority holder of TerreStar Global. In connection with the spin-off, TerreStar Networks made capital contributions to TerreStar Global of $5 million. In late 2006, TerreStar Global also raised an additional $5 million through a rights offering from its shareholders, in approximate proportion to their holdings, the majority of which came from TerreStar Corporation. As of December 31, 2007, TerreStar Corporation owned approximately 85% of the outstanding shares of TerreStar Global.
Through TerreStar Global, our goal is to build, own and operate a Pan-European integrated mobile satellite and terrestrial communications network to address public safety and disaster relief as well as provide broadband connectivity in rural regions to help narrow the digital divide. As Europe’s first next-generation integrated mobile satellite and terrestrial communication network, TerreStar Global plans to deliver universal access and tailored applications over a fully-optimized IP network.
On August 13, 2007, TerreStar Global issued a press release announcing that it intends to offer securities in a private offering. Neither the terms of the securities nor the amount of the proposed financing have been determined. As of December 31, 2007 this financing has not been completed. There can be no assurance that the financing will be completed. TerreStar Global intends to use the net proceeds from the offering to commence the construction of its satellite, to secure European 2GHz MSS
S-band spectrum, and for general corporate purposes.
MSV and SkyTerra
On June 29, 2000, we formed a joint venture subsidiary, Mobile Satellite Ventures LP (“MSV”), with certain other parties, in which it owned 80% of the membership interests. Three investors unrelated to us owned the remaining 20% interests in MSV. The minority investors had certain participating rights which provided for their participation in certain major business decisions that were made in the normal course of business; therefore, in accordance with EITF No 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights”, our investment in MSV has been recorded for all periods presented in the consolidated financial statements pursuant to the equity method of accounting. As a result of MSV’s capital transactions through 2004, our ownership interest decreased to 30%.
Through a series of transactions in 2005, we issued 12.7 million shares of our common stock and warrants to purchase common stock in exchange for 3.6 million MSV limited partnership units. In connection with these transactions, we allocated $100 million and $270 million of the excess of the purchase price to the proportionate underlying equity of MSV to identifiable intangibles (spectrum rights and intellectual property) and goodwill, respectively.

In 2006, we entered into the MSV Exchange Agreement, pursuant to which we agreed to exchange all of its interests in MSV and all of our shares of Mobile Satellite Ventures GP Inc. (“MSV GP”) for approximately 47.9 million shares of non-voting common stock of SkyTerra Communications, Inc. (“SkyTerra”) in one or more closings. As part of the agreement, we agreed to use its commercially reasonable efforts to distribute approximately 25.5 million SkyTerra shares to our common stockholders and approximately 4.4 million to preferred stockholders, to the extent the preferred holders convert to common stock. In September 2006, we exchanged approximately 60% of our MSV interests for approximately 29.1 million shares of SkyTerra non-voting common stock, of which 3.6 million were sold shortly thereafter. During 2007, we exchanged our remaining interests in MSV for approximately 18.9 million SkyTerra non-voting shares.
As of December 31, 2007 and 2006, our SkyTerra and MSV ownership interests were 42% and zero, respectively.
Note 2. Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts are eliminated upon consolidation. Investments in which the company does not have the ability to exercise significant influence are carried at the lower of cost or estimated realizable value. The Company monitors investments for other than temporary declines in value and makes reductions in value when appropriate.
The Company’s investment in MSV was accounted for under the equity method since 2001. Accordingly, the investment in MSV was carried at cost, adjusted for the Company’s proportionate share of earnings or losses.
Reclassifications
Certain reclassifications have been made to the prior year’s financial statements and notes thereto to conform to the current year presentation.
Use of Accounting Estimates
The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The Company’s most significant estimates relating to its continuing operations include the valuation of stock based compensation, the valuation of deferred tax assets and long-lived assets. In addition, significant estimates related to the Company’s discontinued operations included its valuation for doubtful accounts and the valuation of long-lived terrestrial wireless assets.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.
Restricted Cash and Investments
At December 31, 2007, the Company had $5.5 million of restricted cash and investments held in money market escrow accounts. Included in that amount is approximately $2.8 million restricted in accordance with the Company’s satellite construction contract. In addition, approximately $2.3 million is restricted in accordance with the Company’s asset purchase agreement with Geologic Solutions, Inc. and Logo Acquisition Corporation, and approximately $0.4 million is restricted in accordance with various leases and security deposits.

The Company had $54.6 million of restricted cash and investments at December 31, 2006 held in money market escrow accounts and Certificates of Deposit. This amount is comprised of $24.5 million restricted in accordance with the Company’s satellite construction contract, $10.7 million restricted in accordance with the Company’s preferred stock agreements, which was paid in April 2007, and $13.1 million restricted in accordance with the TerreStar Corporation’s Senior Secured Notes and were reflected as current assets, which was also paid during 2007. Restricted investments of $6.3 million were reflected as non-current, of which $5.9 million was restricted in accordance with the Company’s assets purchase agreement with Geologic Solutions, Inc. and Logo Acquisition Corporation and $0.4 million was restricted in accordance with various lease and security deposits.
Allowance for Doubtful Accounts
We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses related to non-trade receivables. Our estimate of the allowance for doubtful accounts related to non-trade receivables is based on historical collection experience and known disputes. Accounts are written off as uncollectible at the discretion of management. This policy, while it currently relates to TerreStar Corporation’s discontinued operations, is the same policy TerreStar Corporation will use when its operations produce revenues.
Property and Equipment
We record property and equipment, or P&E, including leasehold improvements at cost. P&E consists of network, lab, office and computer equipment, internal use software, and leasehold improvements. The satellite and terrestrial network assets under construction primarily include materials, labor, equipment and interest related to the construction and development of our satellite and billing system. The satellite and terrestrial network assets under construction are not depreciated until placed into service. Interest capitalized in connection with the satellite and terrestrial network assets under construction totaled $27.6 million and $0.3 million in 2007 and 2006 respectively. Repair and maintenance costs are expensed as incurred.
In accordance with Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal use” (“SOP 98-1”), we capitalize software developed or obtained for internal use during the application development stage. These costs are included in property and equipment and, when the software is placed in service, are depreciated over an estimated useful life of three years. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.
The cost of P&E is depreciated on a straight-line basis over the estimated economic useful lives as follows:

Long Lived Assets	Estimated Useful Life
Network, lab and office equipment	5 years
Computers, software and equipment	3 years
Leasehold improvements	Lesser of lease term or estimated useful life
Definite lived intangible assets	15 years
Satellite and Terrestrial Network Assets Under Construction	15 years (to begin at launch)
Intangible Assets
Definite lived intangible assets primarily consist of intangible assets related to Federal Communications Commission (“FCC”) spectrum clearing frequencies and other intellectual property that were obtained in connection with several exchange transactions of TerreStar Corporation common stock for TerreStar Networks common stock with shareholders pursuant to an exchange agreement entered into in 2006. Definite lived intangible assets are amortized over an estimated economic useful life of fifteen years.

Valuation of Long-Lived and Intangible Assets
We evaluate whether long-lived and intangible assets, excluding goodwill, have been impaired when circumstances indicate the carrying value of those assets may not be recoverable. For such assets, an impairment exists when its carrying value exceeds the sum of estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of an asset are under consideration, a probability-weighted approach is used for developing estimates of future undiscounted cash flows. If the carrying value of the asset is not recoverable based on these estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying value over its fair value, such that the asset’s carrying value is adjusted to its estimated fair value.
Investment in SkyTerra
We have accounted for our investment in SkyTerra at cost in accordance with APB 18, “The Equity Method of Accounting for Investments in Common Stock”. Our investment in SkyTerra was obtained as a result of the MSV Exchange Agreement in 2006. Our MSV partnership units were exchanged for shares in SkyTerra in both 2006 and 2007. Although our investment in common stock is non-voting, we determined the fair value of our investment based on the trading sales prices of SkyTerra shares as listed on the OTC Bulletin Board (“SKYT”).
Income Taxes
Income taxes are accounted for under the liability method whereby deferred tax asset and liability account balances are calculated at the balance sheet date using current tax laws and rates for the year in which the differences are expected to affect taxable income. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely that such assets will not be realized.
Fair Value of Financial Instruments
The fair value of certain of the Company’s financial instruments, including cash and cash equivalents and other accrued expenses approximate cost because of their short maturities. We value our debt instruments at cost. The fair value of investments is determined using quoted market prices for those securities or similar financial instruments.
Treasury Stock
We account for the purchase of treasury stock at cost. Upon reissuance of shares of treasury stock, we record any difference between the weighted-average cost of such shares and any proceeds received as additional paid-in-capital.
Stock Based Compensation
The Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share Based Payment” on January 1, 2006. The Company elected the modified prospective transition method provided under SFAS 123(R) and consequently prior period results have not been restated to reflect, and do not include, the impact of SFAS 123(R). Under this transition method, compensation cost associated with stock-based awards recognized beginning in 2006 now includes compensation expense related to the grant date fair value for the remaining unvested portion of stock-based awards granted prior to December 31, 2005 and compensation expenses related to stock-based awards granted subsequent to December 31, 2005.
The fair value of options is estimated using the Black-Scholes option-pricing model which considers, among many factors, the expected life of the award and the expected volatility of the Company’s stock price.

Research and Development Costs
The costs of research and development activities are expensed when incurred. Research and development activities consist of costs related to the development of our integrated satellite and terrestrial communications network, salaries, wages and other related costs of personnel engaged in research and development activities, and the costs of intangible assets that are purchased from others for use in research and development activities that have alternative future uses. Costs that are not clearly related to research and development activities or routine in nature are excluded from research and development costs.
Earnings (Loss) per Common Share
The Company accounts for earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per common share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. This includes the reported net income (loss) plus the loss attributable to preferred stock dividends and accretion. Diluted earnings (loss) per common share adjusts basic earnings (loss) per common share for the effects of potentially dilutive common shares. Potentially dilutive common shares include the dilutive effects of shares issuable under our equity plans computed using the treasury stock method, and the dilutive effects of shares issuable upon the conversion of our convertible Preferred Stock computed using the if-converted method.
Shares issuable under our equity plans were antidilutive in 2007, 2006 and 2005 because we incurred a net loss from continuing operations. For the years ended 2007, 2006, and 2005 we had approximately 690,000, 758,000 and 6.7 million options and warrants respectively that were exercisable because the average market price was greater than the exercise price. We also had 408,500 shares of preferred stock convertible into 12.3 million common shares which were not included since their effects were antidilutive for the years ended 2007, 2006 and 2005.
Translation of Foreign Currencies
The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates, with resulting translation gains and losses accumulated in a separate component of shareholders’ equity. Income and expense items are translated into U.S. dollars at average rates of exchange prevailing during the period.
Comprehensive Income
Comprehensive income refers to the change in an entity’s equity during a period resulting from all transactions and events other than capital contributed by and distributions to the entity’s owners. For the Company, the only item other than net loss that is included in comprehensive income is foreign currency translation adjustments. Comprehensive loss was approximately $239 million, $134 million and $139 million for the years ended December 31, 2007, 2006 and 2005 respectively. Accumulated other comprehensive income as reflected in the Consolidated Balance Sheets, consists of cumulative foreign currency translation adjustments.

Recently Issued Accounting Pronouncements
In September 2006, the FASB issues SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The FASB agreed to issue as a final FSP FAS 157-b, “Effective Date of FASB Statement 157” at its February 6, 2008 meeting. The FSP provided a one-year deferral of the effective date of Statement 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in financial statements at fair value at least annually. For non-financial assets and non-financial liabilities subject to the deferral, Statement 157 will be effective in fiscal years beginning after November 15, 2008 and in interim periods within those fiscal years.
Since SFAS 157 was deferred until January 1, 2009 for non-financial assets and liabilities, there will be no impact on any fair value measurement related to recurring impairment tests on these non-financial assets for the year ending December 31, 2007.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115.” SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. Furthermore, SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The effect of the re-measurement is reported as a cumulative-effect adjustment to opening retained earnings. SFAS 159 is not applicable to the Company’s financial statements for the year ending December 31, 2007.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51”. SFAS No. 160 requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The potential impact, if any, of the adoption of SFAS No. 160 on our consolidated financial statements is currently not determined.
In December 2007, the FASB issued Statement No. 141 (revised), “Business Combinations” which replaces FASB Statement No. 141, and applies to all business entities. This Statement makes significant amendments to other Statements and other authoritative guidance, and applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date.
Concentrations of Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and short-term investments. The Company periodically invests its cash balances in temporary or overnight investments. The Company’s short-term investments include debt securities such as commercial paper, time deposits, certificates of deposit, banker acceptances and marketable direct obligations of the United States Treasury with high credit quality financial institutions. At December 31, 2007, the Company had approximately $89 million of cash deposits, excluding restricted cash, in excess of amounts insured by the Federal Deposit Insurance Corporation. To date, the Company has not experienced any losses on cash deposits.

Note 3. Restatement to Previously Issued Financial Statements
As previously announced on February 20, 2008, TerreStar Corporation and its Audit Committee concluded that our consolidated financial statements for the year ended December 31, 2006 and the quarters ended September 30, 2006, March 31, 2007, June 30, 2007, and September 30, 2007, would be restated for the correction of errors resulting from its historical accounting associated with the Exchange Agreement (the “MSV Exchange Agreement”) with SkyTerra Communications, Inc. (“SkyTerra”) which was entered in on May 6, 2006 and consummated on September 25, 2006. Details surrounding the nature of the corrections are as follows:
Under the MSV Exchange Agreement, we agreed to exchange all of our shares of common stock of Mobile Satellite Ventures GP Inc. (“MSV GP”) and all of our limited partnership interests of Mobile Satellite Ventures LP (“MSV”) for approximately 47.9 million shares of non-voting common stock of SkyTerra in one or more closings. As part of the exchange, we agreed to use our commercially reasonable efforts to distribute approximately 25.5 million SkyTerra shares to our common stockholders. To date, we have been unable to distribute these shares to our stockholders because of questions surrounding our Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”). Until such time as the Series A Preferred Stock is no longer outstanding or questions regarding the Series A Preferred Stock have been resolved, we are unable to pay this dividend. After discussions with our Audit Committee, external auditors and the staff of the SEC, we determined that we should have recorded a liability for this dividend and shall continue to record this liability until such time as we are able to distribute these shares to our common stockholders. The error correction resulted in a decrease to additional paid in capital and a corresponding increase to establish the dividend liability at September 30, 2006. Subsequent to this change, we analyzed the value of the SkyTerra shares on a quarterly basis as prescribed under APB 18 to determine if an other than temporary impairment on the cost basis of the shares had occurred. To the extent that we recognized an impairment charge relative to the shares reserved for the dividend liability, we adjusted the dividend liability accordingly.
We also determined, and the Audit Committee approved, that we should have used the historical cost basis of our interests in MSV and MSV GP immediately preceding the exchange to record our investment in SkyTerra as of September 30, 2006. Our historical accounting recognized a gain on the exchange which was subsequently written down to below our cost basis as a result of other than temporary impairment charges associated with this investment. The error correction resulted in a decrease to our investment in SkyTerra and a reversal of the gain recorded on the exchange of MSV interests for SkyTerra shares in the quarter ended September 30, 2006. In addition, our investment in SkyTerra was originally accounted for in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities , and is now accounted for under the cost method as prescribed by APB 18 , The Equity Method of Accounting for Investments in Common Stock. The impact of this change in accounting resulted in the reversal of several “mark to market” adjustments recorded in other comprehensive income (loss) for certain of the periods restated. In addition, in the original exchange transaction approximately $9 million of deal costs were reported as a reduction of the gain in our Statement of Operations as of September 30, 2006. As we have now determined that the gain was recorded in error, the $9 million deal costs are reflected in general and administrative expenses as a period cost. During the fourth quarter of 2006, we concluded that we were improperly reducing our basis in our investment of MSV by our proportional share of stock compensation expense, which was recorded in our line item Equity in losses of MSV. This adjustment was not material and was reflected in our Investment in MSV balance at December 31, 2006. We made this adjustment in the quarter ended September 30, 2006 to properly reflect our Investment in MSV and dividend liability as a result of the MSV Exchange Agreement.
Subsequent to our previous announcement dated February 20, 2008, we identified an error in our previously issued financial statements related to the calculation of the stock-based compensation expense during the quarter ended June 30, 2007 related to the one-time May 23, 2007 stock option exchange transaction between TerreStar Corporation and TerreStar Networks, in which we overstated expense by $8 million.

The following table presents the effect of the restatement adjustments upon our previously reported Consolidated Statement of Operations (in thousands, except per share amounts):

	For the Year Ended December 31, 2006
	As Reported	Adjustments	Restated
Operating Expenses
General and administrative	$75,395	$8,858	$84,253
Research and development	10,549	—	10,549
Depreciation and amortization	6,796	—	6,796
Loss on impairment of intangibles	4,909	—	4,909

Total operating expenses	97,649	8,858	106,507

Operating loss from continuing operations	(97,649)	(8,858)	(106,507)
Interest expense	(2,608)	—	(2,608)
Interest and other income	7,948	—	7,948
Equity in losses of MSV	(30,079)	—	(30,079)
Minority interests in losses of TerreStar Networks	20,655	—	20,655
Minority interests in losses of TerreStar Global	654	—	654
Gain on investments	41,422	(30,162)	11,260
Decrease in dividend liability	—	—	—
Other than temporary impairment-SkyTerra	—	—	—

Loss from continuing operations before income taxes	(59,657)	(39,020)	(98,677)
Income tax benefit (expense)	(4,535)	—	(4,535)

Net loss from continuing operations	(64,192)	(39,020)	(103,212)
Loss from discontinued operations	(30,422)	—	(30,422)

Net loss	(94,614)	(39,020)	(133,634)
Less:
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	(23,627)	—	(23,627)
Accretion of issuance costs associated with Series A and Series B	(4,029)	—	(4,029)

Net loss available to Common Stockholders	$(122,270)	$(39,020)	$(161,290)

Basic & Diluted Loss Per Share—Continuing Operations	$(1.41)	$(0.60)	$(2.01)

Basic & Diluted Loss Per Share—Discontinued Operations	$(0.47)	$—	$(0.47)

Basic & Diluted Loss Per Share	$(1.88)	$(0.60)	$(2.48)

Basic & Diluted Weighted-Average Common Shares Outstanding	64,966	—	64,966

The following table presents the effect of the restatement adjustments upon our previously reported Consolidated Balance Sheet (in thousands):

	December 31, 2006
	As Reported	Adjustments	Restated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$171,665	$—	$171,665
Cash committed for satellite construction costs	24,486	—	24,486
Restricted cash for Series A and Series B Cumulative convertible preferred stock dividends	10,723	—	10,723
Restricted cash for Senior Secured Notes	13,087	—	13,087
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	4,255	—	4,255
Deferred issuance costs associated with Senior Secured Notes	5,708	—	5,708
Assets held for sale	367	—	367
Other current assets	2,602	—	2,602

Total current assets	232,893	—	232,893

Restricted investments	6,255	—	6,255
Property and equipment, net	259,169	—	259,169
Intangible assets, net	144,265	—	144,265
Investment in MSV	184,665	—	184,665
Investment in SkyTerra	293,510	(293,510)	—
Investment in SkyTerra—Restricted	—	254,490	254,490
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	10,692	—	10,692

Total assets	$1,131,449	$(39,020)	$1,092,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$12,415	$—	$12,415
Accounts payable to Loral for satellite construction contract	9,073	—	9,073
Accrued income taxes payable	4,641	—	4,641
Deferred rent and other current liabilities	1,199	—	1,199
Series A and Series B Cumulative Convertible Preferred Stock dividends payable	8,174	—	8,174
Senior Secured Notes and accrued interest, thereon	202,267	—	202,267
Current liabilities of discontinued operations	45	—	45

Total current liabilities	237,814	—	237,814

Deferred rent and other long-term liabilities	3,049	—	3,049
SkyTerra investment dividends payable	—	254,490	254,490

Total liabilities	240,863	254,490	495,353

Commitments and Contingencies
Minority interest in TerreStar Networks	68,617	—	68,617
Minority interest in TerreStar Global	1,633	—	1,633
Series A cumulative convertible preferred stock	90,000	—	90,000
Series B cumulative convertible preferred stock	318,500	—	318,500

STOCKHOLDERS’ EQUITY:
Common stock	737	—	737
Additional paid-in capital	886,463	(254,490)	631,973
Common stock purchase warrants	73,200	—	73,200
Less: 3,951,202 common shares held in treasury stock at December 31, 2007 and December 31, 2006	(73,877)	—	(73,877)
Accumulated deficit	(474,687)	(39,020)	(513,707)

Total stockholders’ equity	411,836	(293,510)	118,326

Total liabilities and stockholders’ equity	$1,131,449	$(39,020)	$1,092,429

The following table presents the effect of the restatement adjustments upon our previously reported Consolidated Statement of Cash Flows (in thousands):

	For the Year Ended December 31, 2006
	As Reported	Adjustments	Restated
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES:
Net loss	$(94,614)	$(39,020)	$(133,634)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Income from discontinued operations	30,422	—	30,422
Depreciation and amortization	6,796	—	6,796
Equity in losses of MSV	30,079	—	30,079
Minority interests in losses of TerreStar Global	(654)	—	(654)
Minority interests in losses of TerreStar Networks	(20,655)	—	(20,655)
Gain (loss) on investments	(41,422)	30,162	(11,260)
Amortization of deferred financing costs	538	—	538
Non-cash 401(k) match	156	—	156
Stock-based compensation	35,756	—	35,756
Loss on impairment of intangibles	4,909	—	4,909
Changes in assets and liabilities:
Other current assets	(345)	—	(345)
Accounts payable and accrued expenses	9,155	—	9,155
Accrued interest	2,267	—	2,267
Deferred rent and other liabilities	4,242	—	4,242

Net cash used in continuing operating activities	$(33,370)	$(8,858)	$(42,228)

CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES:
Proceeds of restricted cash and investments	$61,511	$—	$61,511
Proceeds from the sale of investments	46,951	—	46,951
Proceeds from TerreStar Global rights offering	672	—	672
Accounts payable to Loral for satellite construction contract	(59,771)	—	(59,771)
Additions to property and equipment	(175,808)	—	(175,808)

Net cash used in continuing investing activities	$(126,445)	$—	$(126,445)

CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES:
Proceeds from issuance of Senior Secured Notes	$200,000	$—	$200,000
Proceeds from issuance of equity securities	9,388	8,858	18,246
Purchase of treasury stock	(6,791)	—	(6,791)
Dividends paid on Series A and B Cumulative Convertible Preferred Stock	(21,446)	—	(21,446)
Debt issuance costs and other charges	(6,245)	—	(6,245)

Net cash provided by continuing financing activities	$174,906	$8,858	$183,764

Net cash provided by continuing operations	$15,091	$—	$15,091

Net cash used in discontinued operating activities	$(18,435)	$—	$(18,435)
Net cash used in discontinued investing activities	$(4,515)	$—	$(4,515)

Net cash used in discontinued operations	(22,950)	—	(22,950)

Net decrease in cash and cash equivalents	(7,859)	—	(7,859)
CASH AND CASH EQUIVALENTS, beginning of period	179,524	—	179,524

CASH AND CASH EQUIVALENTS, end of period	$171,665	$—	$171,665

Note 4. Assets Held for Sale
On July 26, 2007, the Company sold its spectrum frequency assets held for sale to Nextel Communications for approximately $0.5 million pursuant to an asset purchase agreement executed between Motient Communications Inc., Motient License Inc., subsidiaries of TerreStar Corporation, and Nextel dated April 13, 2007. The Company recognized a $0.1 million gain for the year ended December 31, 2007.
Note 5. Property and Equipment
The components of property and equipment as of December 31, 2007 and 2006 are presented in the table below.

	December 31,	December 31,
	2007	2006
	(in thousands)
Network equipment	$2,578	$892
Lab equipment	7,905	1,791
Office equipment	5,332	1,498
Leasehold Improvements	2,963	1,769
Satellite construction in progress	526,140	253,352
Terrestrial Network under Construction	28,866	—

	573,784	259,302
Less accumulated depreciation	(2,633)	(133)

Property and equipment, net	$571,151	$259,169

The satellite construction in progress and terrestrial network under construction includes $26.8 million and $1.1 million respectively, of interest capitalized as of December 31, 2007.
Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $2.6 million, $0.1 million and $0.1 million, respectively.
Note 6. Intangible Assets
Intangible assets as of December 31, 2007 and 2006 are presented in the table below.

	December 31,	December 31,
	2007	2006
	(in thousands)
2 GHz licenses	$202,324	$131,216
Intellectual Property	35,704	23,156

	238,028	154,372
Less accumulated amortization	(25,772)	(10,107)

Intangible assets, net	$212,256	$144,265

Amortization expense for the years ended December 31, 2007, 2006 and 2005 was $15.7 million, $6.7 million and $3.4 million, respectively.
Assets acquired in the May 11, 2005 asset purchase of TerreStar Networks were recorded on the Company’s Consolidated Balance Sheet as of the date of the purchase based upon their fair values at such date. Approximately $78 million was allocated to intangible assets that include the rights to receive licenses in the 2GHz band and other intangibles. An additional $76 million was added to the intangible asset balance during 2006, and an additional $83 million was added during 2007. These intangible assets are being amortized over an average life of 15 years. Expected future amortization, is approximately $17.1 million annually over each of the next twelve years.

The Company has utilized numerous assumptions and estimates in applying its valuation methodologies and in projecting future operating characteristics for the TerreStar Networks business enterprise. In general, the Company considered population, market penetration, products and services offered, unit prices, operating expenses, depreciation, taxes, capital expenditures and working capital. The Company also considered competition, satellite and wireless communications industry projections and trends, regulations and general economic conditions. In the application of its valuation methodologies, the Company applies certain royalty and discount rates that are based on analyses of public company information, assessment of risk and other factors and estimates.
The Company’s initial valuation of TerreStar Network’s intellectual property rights was determined utilizing a form of the income approach referred to as the relief from royalty valuation method. The Company assumed a 10% to 12% royalty rate applied to a projected revenue stream generated by a hypothetical licensee utilizing such intellectual property rights.
Note 7. Investments
We have historically accounted for our investment in MSV using the equity method, and our investment in SkyTerra under APB18 using the cost method. The Company has analyzed the impairment against its investment in SkyTerra and has concluded that an impairment of $106.8 million has occurred for the year ended December 31, 2007.
In 2006, the Company entered into the MSV Exchange Agreement, pursuant to which the Company agreed to exchange all of its interests in MSV and all of our shares of Mobile Satellite Ventures GP Inc. for approximately 47.9 million shares of non-voting common stock of SkyTerra in one or more closings. As part of the agreement, the Company agreed to use its commercially reasonable efforts to distribute approximately 25.5 million SkyTerra shares to its common stockholders and approximately 4.4 million to preferred stockholders, to the extent the preferred holders convert to common stock. In September 2006, the Company exchanged approximately 60% of its MSV interests for approximately 29.1 million shares of SkyTerra non-voting common stock, of which 3.6 million were sold shortly thereafter.
In 2007, we exchanged approximately 6.7 million limited partnership units of MSV for approximately 18.8 million shares of SkyTerra non-voting common stock. As a result of this exchange the historical cost basis of $177.6 million transferred from our investment in MSV to our investment in SkyTerra in accordance with APB 29.
As of December 31, 2007, we have restricted $221.6 million of our SkyTerra investment to represent the portion of our SkyTerra shares we plan to distribute as a dividend to our shareholders. The remaining unrestricted portion of our SkyTerra investment represented $103.7 million as of December 31, 2007. On February 6, 2008 we sold 14.4 million shares of non-voting common stock of SkyTerra to Harbinger Capital Fund I L.P. for an aggregate sales price of $76.4 million.
As of December 31, 2007, our SkyTerra and MSV ownership interests were 42% and zero, respectively.

Note 8. Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses of continuing operations consist of the following:

	December 31,
	2007	2006
	(In thousands)
Accounts payable	$18,320	$1,049
Accrued Consultant Expense	18,691	—
Accrued compensation and benefits	2,519	925
Accrued Legal Expense	2,122	—
Accrued operating and other expenses	1,068	10,441

	$42,720	$12,415

Note 9. Long-Term Debt
Notes
On February 14, 2007, (“Date of Issuance”) TerreStar Networks issued $500 million aggregate principal amount of Senior Secured PIK Notes due 2014 (the “TerreStar Notes”) pursuant to an Indenture (the “Indenture”), among TerreStar Networks, as issuer, the guarantors from time to time party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee.
The TerreStar Notes bear interest from the Date of Issuance at a rate of 15% per annum. If certain milestones are not met, additional interest of up to 1.5% per annum will accrue on the TerreStar Notes. Until and including February 15, 2011, interest on the TerreStar Notes will be payable in additional TerreStar Notes on each February 15 and August 15, starting August 15, 2007. Thereafter, interest on the TerreStar Notes will be payable in cash on February 15 and August 15, starting August 15, 2011. The TerreStar Notes are scheduled to mature on February 15, 2014.
The TerreStar Notes are secured by a first priority security interest in the assets of TerreStar Networks, subject to certain exceptions, pursuant to a U.S. Security Agreement (the “Security Agreement”), dated as of February 14, 2007, among TerreStar Networks, as issuer, and any entities that may become Guarantors (as defined in the Indenture) in the future under the Indenture in favor of U.S. Bank National Association, as collateral agent. The assets of TerreStar Networks that collateralize the TerreStar Notes amount to $693 million, consisting primarily of satellites under construction, property and equipment and cash and cash equivalents.
On August 15, 2007, $37.7 million of interest was converted into additional TerreStar Notes in accordance with the Indenture agreement. As of December 31, 2007, the carrying value of the TerreStar Notes was $568.0 million including accrued interest.
Leases
As of December 31, 2007, the Company has non-cancelable leases for office space, co-location sites, calibration earth stations, towers and furniture and equipment under operating leases expiring through 2027.
Rent expense, net of sublease income, totaled approximately $2.9 million, $6.5 million and $2.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Rent expense is recognized on a straight-line basis over the term of the lease agreement.
Note 10. Stockholders’ Equity
As of December 31, 2007 and 2006, the Company has authorized 5,000,000 shares of preferred stock and 200,000,000 shares of common stock. For each share of common stock held, common stockholders are entitled to one vote on matters submitted to the stockholders.

The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors (the “Board”), without stockholder approval. The Board is authorized to determine the number of shares in each series and all designations, rights, preferences and limitations on the shares in each series, including, but not limited to, determining whether dividends will be cumulative or non-cumulative.
Common Stock
On September 7, 2006, we completed a rights offering for our common stock. In the offering, we sold 2,133,335 shares of common stock at a price of $8.l57 per share for net proceeds of $18.2 million. The rights offering was open to our stockholders of record as of December 17, 2004 who had not participated in our private placement of common stock in November 2004. Each eligible record holder received a right to purchase 0.103 shares of our common stock for each share of common stock held on the record date.
In September 2006, we issued 4,119,386 shares of TerreStar Corporation common stock in exchange for 2,314,462 shares of common stock of TerreStar Networks previously owned by Columbia Capital (“Columbia”), Spectrum Equity Investors (“Spectrum”) and TSTR Investors LLC.
During 2007, we exchanged approximately 15 million shares of our common stock for approximately 9 million shares of TerreStar Networks common stock and approximately 2 million shares of TerreStar Global common stock with holders of TerreStar Networks common stock or options to purchase shares of TerreStar Networks common stock that were exercised immediately prior to the exchange. On June 12, 2007, we filed a resale registration statement with the SEC to register the resale of these shares.
Under the purchase method of accounting, the above common stock exchanges were recorded at fair values as of the exchange date. As of December 31, 2007 and 2006, the excess of the fair values of the common stock exchanged resulted in an allocation of $82.9 million and $53.0 million, respectively, to intangible assets. The impairment for the twelve months ended December 31, 2007 and 2006 was $6.7 million and $4.9 million, respectively. As of December 31, 2007, our ownership interest in TerreStar Networks and TerreStar Global was approximately 86% and 85%, respectively, on a non-diluted basis.
Share Repurchases
On May 13, 2005, we entered into an agreement to repurchase 500,000 shares of our common stock from Mr. George Haywood, at a price of $19.90 per share. The repurchase was completed on May 18, 2005. Mr. Haywood owned approximately 9% of our outstanding common stock prior to the repurchase.
On May 17, 2005, we repurchased an aggregate of approximately 2.4 million shares of our common stock from several different entities at a price of $19.50 per share.
On November 4, 2005, the Executive Committee of the Board of Directors authorized us to repurchase up to $50 million of our outstanding common shares. From time to time throughout the month of November 2005, we purchased a total of 565,000 common shares in the open market. The average purchase price per common share was $17.39.
In the second half of 2005, we repurchased shares of common stock from several directors, Messrs. Kittner, Singer and Steele and Ms. St. John, which were surrendered to us pursuant to the terms of their respective restricted stock grants. We paid a total of $496,000 for an aggregate of 22,202 common shares.
In April 2006 and June 2006, we repurchased a combined 464,000 shares of our common stock for an aggregate of $6.8 million. The average purchase price per common share was $14.60. The repurchased shares are included in treasury stock.

As of December 31, 2007, the Company had reserved common stock for future issuance, as detailed below:

Shares issuable upon exercise of warrants	4,213,400
Shares issuable upon conversion of preferred Stock	12,255,000
Defined Contribution Plan	49,096
Shares issuable upon exercise of options	9,568,911

Total	26,086,407

Convertible Preferred Stock
We account for Series A and B Cumulative Redeemable Convertible Preferred Stock under Accounting Series Release 268 “Redeemable Preferred Stocks”. As of December 31, 2007 and 2006, we had 5,000,000 authorized shares of preferred stock, consisting of 450,000 Series A shares, 500,000 Series B shares and 4,050,000 undesignated.
On April 15, 2005, we sold 408,500 shares of non-voting Series A Cumulative Convertible Preferred Stock (“Series A Preferred”), $0.01 par value in a private placement exempt from the registration requirements of the Securities Act of 1933. We received cash proceeds, net of $17.6 million in placement agent commissions of which approximately $11.5 million was paid to Tejas Securities Group, Inc., a related party and Deutsche Bank Securities Inc., (before escrowing a portion of the proceeds as required under the terms of the preferred stock described below) of approximately $391 million.
In connection with the sale of the Series A Preferred stock, we granted warrants exercisable for an aggregate of 154,109 shares of our common stock to the purchasers. The warrants have a term of five years and an exercise price equal to $26.51 per share. Since we were unable to meet certain registration deadlines with respect to the shares of preferred stock, each warrant vested as to 1/365 th of the shares of common stock underlying the warrant for each day after September 7, 2005. The fair value of the warrants was estimated at $3.9 million using a Black-Scholes model with volatility of 757%, risk free rate of 2.72% and a current stock price on the date of issue of $25 and recorded as additional deferred issuance costs.
The rights, preferences and privileges of the Series A Preferred are contained in Certificates of Designations of the Series A Cumulative convertible Preferred Stock. The following is a summary of these rights, preferences and privileges:
•	The Series A Preferred Stock has voting rights limited to those listed below, or except as required by applicable law. Upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series A Preferred for two or more six month periods, whether or not consecutive; (b) the failure of the Company to properly redeem the Series A Preferred Stock, or (c) the failure of the Company to comply with any of the other covenants or agreements set forth in the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series A preferred then-outstanding shares of Series A Preferred, with the holders of shares of any parity securities issued after April 15, 2005 upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect two directors to the Company’s Board of Directors for successive one-year terms until such defect listed above has been cured. In addition, the Company must obtain approval of the holders of a majority of the then outstanding shares of Series A Preferred to modify the rights, preferences or privileges of the Series A Preferred in a manner adverse to the holders of Series A Preferred.
•	From April 15, 2005 to April 15, 2007 the Company is required to pay dividends in cash at a rate of 5.25% per annum (the “Cash Rate”) on the shares of Series A Preferred. The Company was required to place the aggregate amount of these cash dividends, $42,892,500, in an escrow account. These cash dividends will be paid to the holders of Series A Preferred from this escrow account in four semi-annual payments, unless earlier paid pursuant to the terms described below. The first of these dividend payments was made on October 15, 2005.

•	From April 15, 2007 to April 15, 2010, the Company is required to pay dividends on each share of Series A Preferred either in cash at the Cash Rate or in shares of the Company’s common stock at a rate of 6.25% per annum.
•	If any shares of Series A Preferred remain outstanding on April 15, 2010, the Company is required to redeem such shares for an amount equal to the purchase price paid per share plus any accrued but unpaid dividends on such shares.
•	Each holder of shares of the Series A Preferred shall be entitled to convert their shares into shares of the Company’s common stock at any time. Each share of Series A Preferred will initially be convertible into 30 shares the Company’s common stock. Upon conversion, any accrued but unpaid dividends on such shares will also be issued as shares of common stock, in a number of shares determined by dividing the aggregate value of such dividend by $33.33. Upon conversion all amounts paid to holders of Series A Preferred will be paid in shares of the Company’s common stock.
•	Upon a change in control of the Company, each holder of Series A Preferred shall be entitled to require the Company to redeem such holder’s shares of Series A Preferred for an amount in cash equal to $1,080 per share plus all accrued and unpaid dividends on such shares.
•	No dividends may be declared or paid, and no funds shall be set apart for payment, on shares of the Company’s common stock, unless (i) written notice of such dividend is given to each holder of shares of Series A Preferred not less than 15 days prior to the record date for such dividend and (ii) a registration statement registering the resale of the Conversion Shares has been filed with the SEC and is effective on the date the Company declares such dividend.
Upon the liquidation, dissolution or winding up of the Company, the holders of Series A Preferred are entitled to receive, prior and in preference to any distributions to holders of shares of the Company’s common stock, an amount equal to $1,000 per share plus all accrued and unpaid dividends on such shares.
Exchange Offer
On October 26, 2005, we completed an exchange offer in which we allowed each holder of Series A Preferred the opportunity to exchange their shares of Series A Preferred and a release of any claims relating to the issuance of the Series A Preferred for shares of Series B Preferred, which will have rights, preferences and privileges substantially identical to the Series A Preferred, except that upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series B Preferred for two or more six month periods, whether or not consecutive; (b) the failure of the Company to properly redeem the Series B Preferred Stock, or (c) the failure of the Company to comply with any of the other covenants or agreements set forth in the Certificate of Designations for the Series B Preferred Stock, and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series B Preferred then outstanding, then the holders of at least a majority of the then-outstanding shares of Series B Preferred, with the holders of shares of any parity securities upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of the members of the Company’s Board of Directors for successive on-year terms until such defect listed above has been cured. All of the holders of the Series A Preferred except for those affiliated with Highland Capital Management exchange their shares in this offer. Accordingly, approximately $318.5 million in the face amount of Series A Preferred shares were exchanged for Series B Preferred shares of the same face amounts and on $90 million in face amount of Series A Preferred shares remain outstanding.
Dividends on Series A and B Preferred Shares
From April 15, 2005 to April 15, 2007, TerreStar Corporation paid cash dividends at a rate of 5.25% per annum on the Series A and B Preferred shares. These cash dividends of approximately $42.9 million were placed in an escrow account and were paid in four semi-annual payments to the holders of Series A and B Preferred. Additional dividend payments after April 15, 2007, will be due bi-annually in April and October, payable at TerreStar Corporation’s option in cash at a rate of 5.25% per annum or in common stock at a rate of 6.25% per annum through April 15, 2010. Currently, we are unable to pay the Series A dividend in common stock due to our ongoing litigation with certain investors. We anticipate paying the Series A dividend in cash and the Series B in common stock until such time that the Series A litigation is resolved and we satisfy the conditions required to pay the Series A dividend in common stock.

If any shares of Series A and B Preferred remain outstanding on April 15, 2010, TerreStar Corporation is required to redeem such shares for an amount equal to the purchase price paid per share plus any accrued but unpaid dividends on such shares.
Common Stock Purchase Warrants
As of December 31, 2007, there were approximately 4.2 million fully vested warrants exercisable for the Company’s common stock outstanding.
The following table summarizes the Company’s warrant activity as of December 31, 2007.

		Weighted-
		average exercise
TerreStar Corporation	Warrants	price per share
Outstanding at January 1, 2007	5,713,445	$7.69
Granted		—
Canceled		—
Exercised	(1,500,045)	$3.01

Outstanding at December 31, 2007	4,213,400	$9.35

Note 11. Employee Stock Benefit Plans
Stock Options
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment”, an amendment of FASB Statements Nos. 123 (“SFAS 123(R)”), applying the modified prospective method. As a result of the Company’s decision to adopt using the modified prospective method, prior period results have not been restated. Prior to the adoption of SFAS 123(R), the Company applied the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) in accounting for its stock-based awards, and accordingly, recognized no compensation costs for its stock option plans other than for instances where APB 25 required variable plan accounting related to performance-based stock options, stock option modifications and restricted stock awards. Under the modified prospective method, SFAS 123(R) applies to new awards and to awards that were outstanding as of December 31, 2005 that are subsequently vested, modified, repurchased or cancelled. Compensation expense recognized during 2006 includes the portion vesting during the period for (1) all share-based payments granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123 and (2) all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Such estimates are made using the Black-Scholes option pricing model. Included in continuing operations for the year ended December 31, 2006 is the impact of revising the requisite service period related to stock compensation awards previously-granted to TerreStar Networks employees, certain Company executives and the Company’s former directors. This revised estimate was a shortening of the service period from previous estimates to September 25, 2006, the closing date of the TerreStar Networks and MSV ownership exchanges. In accordance with the stock compensation awards, that transaction qualified as an event which triggered automatic acceleration of all the outstanding unvested awards.
Similarly, included in discontinued operations for the year ended December 31, 2006 is the impact of shortening the requisite service period related to stock compensation awards previously-granted to certain Company employees due to the automatic acceleration which occurred upon the closing of the sale of our terrestrial wireless business on September 14, 2006.

Summary
Through 2007, TerreStar Corporation and TerreStar Networks offered stock options and other long term equity based incentive awards under their respective equity plans to their employees, directors and other service providers. During 2006, TerreStar Corporation adopted the 2006 TerreStar Corporation Equity Incentive Plan (the “2006 Plan”) which replaced the 2002 TerreStar Corporation Plan (the “2002 Plan”). During 2007, the TerreStar Corporation and TerreStar Networks respective Board of Directors and Compensation Committees decided to cease issuing options and other awards under the TerreStar Networks 2002 Stock Incentive Plan (the “2002 TerreStar Networks Plan”) and exchange certain outstanding options under the 2002 TerreStar Networks Plan for options to purchase common stock of TerreStar Corporation under the 2006 Plan. As of December 31, 2007, we now offer stock options and other long-term incentive awards under the following two plans to eligible persons:
•	the 2006 Plan; and
•	the TerreStar Global Ltd. 2007 Share Incentive Plan (the “Global Plan”).
Our equity-based compensation expense is including in the following areas in the consolidated statement of operations for the periods indicated (in thousands) for the awards outstanding under the 2002 TerreStar Networks Plan, the 2006 Plan, the 2002 Plan, the Global Plan, and warrants issued to purchase TerreStar Global common shares:

	Year ended December 31, 2007
	Options
	Under 2002	2002		TerreStar
	and 2006	TerreStar		Global	Restricted
	Plans	Networks Plan	Global Plan	Warrants	Stock	Consolidated
General and administrative	$21,914	$460	$160	$155	$1,125	$23,814
Research and development	1,297	—	—	—	—	$1,297
Discontinued operations	—	—	—	—	—	$—

Total stock-based compensation	$23,211	$460	$160	$155	$1,125	$25,111

	Year ended December 31, 2006
	Options
	Under 2002	2002		TerreStar
	and 2006	TerreStar		Global	Restricted
	Plans	Networks Plan	Global Plan	Warrants	Stock	Consolidated
General and administrative	$2,441	$26,886	$—	$—	$6,429	$35,756
Research and development	—	—	—	—	—	$—
Discontinued operations	4,862	—	—	—	—	$4,862

Total stock-based compensation	$7,303	$26,886	$—	$—	$6,429	$40,618

	Year ended December 31, 2005
	Options
	Under 2002	2002		TerreStar
	and 2006	TerreStar		Global	Restricted
	Plans	Networks Plan	Global Plan	Warrants	Stock	Consolidated
General and administrative	$7,191	$—	$—	$—	$4,746	$11,937
Research and development	—	—	—	—	—	$—
Discontinued operations	509	—	—	—	—	$509

Total stock-based compensation	$7,700	$—	$—	$—	$4,746	$12,446

For the year ended December 31, 2007, the total unrecognized stock compensation expense was approximately $15.0 million.

Restricted Stock Awards
The fair value of restricted stock awards is based on the stock price at the date of grant. Restricted stock awards generally vest over four years and are settled in shares of TerreStar Corporation common stock after the vesting period.
The following table summarizes our restricted stock activity as of December 31, 2007.

		Weighted-
		average grant
TerreStar Corporation	Restricted Shares	date fair value
Nonvested at January 1, 2007	187,000	$12.79
Granted	—	—
Canceled	(20,000)	13.35
Vested	(98,000)	12.28

Nonvested at December 31, 2007	69,000	$13.35

TerreStar Networks 2002 Stock Incentive Plan
In July 2002, the TerreStar Networks’ shareholders approved the 2002 TerreStar Networks Plan (as amended) with 7,707,458 authorized shares of common stock, of which options to purchase 213,763 and 6,569,254 shares of TerreStar Networks’ common stock were outstanding at December 31, 2007 and 2006, respectively. All of the outstanding options under the 2002 TerreStar Networks Plan have vested. Pursuant to the terms of the adoption of the 2006 Plan (discussed above) no additional options will be issued pursuant to the 2002 TerreStar Networks Plan, and the plan will terminate upon the exercise or termination of the outstanding options.
The fair value of each option award was estimated on the grant date using the Black-Scholes option pricing model. The risk-free interest rate was based on the daily treasury yield curve rates from the U.S. Treasury, adjusted for continuous compounding. The expected-volatility was estimated using TerreStar Networks and peer company historical volatility and implied volatility. The expected term was estimated using the average of the vesting date and the contractual term of the options.
The following table summarizes the fair values and weighted average assumptions related to the grants under the 2002 TerreStar Networks Plan.

2006
Weighted average grant date fair value	$7.00
Weighted average assumptions:
Risk-free interest rate	4.62%
Expected volatility	62%
Expected dividend yield	—
Expected term (years)	2.5
The following tables summarize our stock option activity for the 2002 TerreStar Networks Plan:

			Aggregate
	Options to	Weighted-	Intrinsic
	acquire	average exercise	Value
	shares	price per share	(in thousands)
Outstanding at January 1, 2007	6,569,254	$12.15	—
Granted	—	—	—
Canceled	(3,076,471)	24.87	—
Exercised	(3,279,020)	0.54	$98,350
Outstanding at December 31, 2007	213,763	$7.38	$4,949

Exercisable at December 31, 2007	213,763	$7.38	$4,949

	Options to	Weighted Average
	acquire	Grant Date Fair
	shares	Value
Nonvested at January 1, 2007	216,000	$19.28
Granted	—	—
Canceled	(216,000)	19.28
Vested	—	—

Nonvested at December 31, 2007	—	—

The following table provides information about options under the 2002 TerreStar Networks Plan that are outstanding and exercisable as of December 31, 2007:

	Options Outstanding		Options Exercisable
		Weighted
	As of	Average
	December 31,	Contractual Life
Exercise Prices	2007	Remaining	As of December 31, 2007
$0.21	52,070	7 years	52,070
$0.70	100,435	5 years	100,435
$24.42	61,258	8 years	61,258

	213,763		213,763

2002 TerreStar Corporation Plan
The 2002 Plan was initially adopted by the Board of Directors in May 2002 with 5,493,024 authorized shares of common stock, of which options to purchase 231,664 shares of the our common stock were outstanding at December 31, 2007.
2004 Restricted Stock Plan
In August 2004, we adopted a restricted stock plan for the issuance of up to 1,000,000 shares of restricted common stock to employees or directors. Upon adoption of the 2006 Plan, this plan was cancelled with respect to all shares, except for those already granted and vested.
2006 TerreStar Corporation Equity Incentive Plan
In April 2006, our shareholders approved the 2006 Plan which was designed to replace both the 2002 Plan and the 2004 Restricted Stock Plan. No additional shares were granted under either the 2002 Plan or the 2004 Restricted Stock Plan. The 2006 Plan initially authorized to issue a total of 10,000,000 (and was later amended in October 2007 to increase to 11,000,000) Incentive Stock Options, Non-Qualified Stock Options, Restricted Shares, Performance Shares and Performance Units. As of December 31, 2007, approximately 1.3 million shares remain available to be issued under the Plan.
Under the 2006 Plan, we granted 35,600 non-qualified options to purchase our common stock to a board member on March 14, 2007. These options vest on March 14, 2008 and expire on March 14, 2017, unless fully exercised or terminated earlier.
Under the 2006 Plan, we granted 3.8 million non-qualified options to purchase our common stock to TerreStar Networks employees on May 1, 2007. One-third of the options vest each year over three years starting January 1, 2008 and expires on January 1, 2017, unless fully exercised or terminated earlier.

On May 23, 2007, we cancelled approximately 2.5 million fully vested non-qualified options to purchase TerreStar Networks common stock in exchange for the issuance of approximately 5.3 million fully vested non-qualified options to purchase our common stock. These options were granted to TerreStar Networks employees on May 23, 2007. These options were fully vested and we recognized $14.7 million of total incremental compensation cost related to this exchange for the year ended December 31, 2007. Fifty percent of the options became exercisable on January 1, 2008 and the remaining fifty percent become exercisable on January 1, 2009. The options expire on May 23, 2017, unless fully exercised earlier.
The fair value of each option award was estimated on the grant date using the Black-Scholes option pricing model. The risk-free interest rate was based on the daily treasury yield curve rates from the U.S. Treasury, adjusted for continuous compounding. The expected-volatility was estimated using TerreStar Corporation and peer company historical volatility and implied volatility. The expected term was estimated using the average of the vesting date and the contractual term of the options.
The following table summarizes the fair values and weighted average assumptions related to the grants under the 2006 Plan.

Grant dates	March 14, 2007	May 1, 2007	May 23, 2007	2006
Weighted average grant date fair value	$5.09	$6.68	$6.60	$7.32
Weighted average assumptions:
Risk-free interest rate	4.34%	4.44%	4.68%	4.55%
Expected volatility	60.0%	60.0%	60.0%	84.0%
Expected dividend yield	—	—	—	—
Expected term (years)	5.50	5.83	5.55	4.83
Options granted	35,600	3,842,444	5,260,359	407,500
The following tables summarize our stock option activity for the 2002 TerreStar Corporation Plan and the 2006 Plan.

	Options to	Weighted-	Aggregate
	acquire	average exercise	Intrinsic Value
	shares	price per share	(in thousands)
Outstanding at January 1, 2007	646,066	$18.48	—
Granted	9,138,403	11.32	—
Canceled	(172,070)	16.08	—
Exercised	(43,488)	9.58	$125
Outstanding at December 31, 2007	9,568,911	$11.73	$1

Exercisable at December 31, 2007	366,497	$21.49	$1

	Options to	Weighted-
	acquire	Average Grant
	shares	Date Fair Value
Nonvested at January 1, 2007	280,000	$8.74
Granted	9,138,403	6.63
Canceled	(96,990)	7.99
Vested	(5,379,358)	6.65

Nonvested at December 31, 2007	3,942,055	$6.72

The following table provides information about options under the 2002 TerreStar Corporation Plan and the 2006 Plan that are outstanding and exercisable as of December 31, 2007:

	Options Outstanding		Options Exercisable
		Weighted
	As of	Average
	December 31,	Contractual Life
Exercise Prices	2007	Remaining	As of December 31, 2007
$3.00	214	4 years	214
$8.85	35,600	9 years	—
$11.30	3,833,788	9 years	—
$11.35	5,260,359	9 years	—
$11.95	37,500	9 years	37,500
$12.50	110,000	9 years	73,333
$13.35	45,000	9 years	18,000
$17.94	15,000	8 years	6,000
$23.15	86,450	8 years	86,450
$28.70	145,000	7 years	145,000

	9,568,911		366,497

TerreStar Global Ltd. 2007 Share Incentive Plan
Pursuant to the terms of the TerreStar Global Ltd. 2007 Share Incentive Plan (the “Global Plan”), TerreStar Global may issue up to an aggregate of 3.75 million shares of common stock in the form of options or other equity-based incentive awards to directors, officers, employees and service providers.
On July 9, 2007, TerreStar Global granted 1.1 million non-qualified options under the Global Plan, to purchase its common stock to TerreStar Global employees, directors and service providers. One-half of the options vest each year over two years starting January 1, 2008 and expires on July 8, 2017, unless fully exercised or terminated earlier. As of December 31, 2007, approximately 2.6 million shares remain available to be issued under the Global Plan.
The fair value of each option award was estimated on the grant date using the Black-Scholes option pricing model. The risk-free interest rate was based on the daily treasury yield curve rates from the U.S. Treasury, adjusted for continuous compounding. The expected-volatility was estimated using TerreStar Global and peer company historical volatility and implied volatility. The expected term was estimated using the average of the vesting date and the contractual term of the options.
The following tables summarize the fair values and weighted average assumptions related to options issued under the Global Plan.

Grant date	July 9, 2007
Weighted average grant date fair value	$0.29
Weighted average assumptions:
Risk-free interest rate	4.95%
Expected volatility	80.0%
Expected dividend yield	—
Expected term (years)	5.50
Options granted	1,105,000

The following tables summarize our stock option activity under the Global Plan.

	Options to	Weighted-
	acquire	average exercise	Aggregate
	shares	price per share	Intrinsic Value
Outstanding at January 1, 2007	—	—	—
Granted	1,105,000	$0.42	—
Canceled	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2007	1,105,000	$0.42	—

Exercisable at December 31, 2007	—	$—	—

	Options to	Weighted-
	acquire	Average Grant
	shares	Date Fair Value
Nonvested at January 1, 2007	—	—
Granted	1,105,000	$0.29
Canceled	—	—
Exercised	—	—
Vested	—	—

Nonvested at December 31, 2007	1,105,000	$0.29

	Options Outstanding		Options Exercisable
		Weighted
	As of	Average
	December 31,	Contractual Life
Exercise Prices	2007	Remaining	As of December 31, 2007
$0.42	1,105,000	9.5 years	—
Warrants—TerreStar Global
On July 9, 2007, TerreStar Global issued warrants to its board and former board members. These warrants vested immediately and expire on July 9, 2012, or earlier if fully exercised or otherwise cancelled per the warrant agreement’s terms.
The fair value of each warrant was calculated using a Black-Sholes option pricing model. The risk-free rates were developed using Daily Treasury Yield Curve Rates from the U.S. Treasury, adjusted for continuous compounding. The expected volatility was estimated using TerreStar Global and peer company historical average annual volatility. The July 9, 2007 warrants contain a provision that violates the basic characteristics of “plain vanilla” options. Specifically, with certain limiting, the warrants are freely transferable. As the warrants are likely to remain outstanding for the entirety of their contractual term, the expected term was determined to equal the contractual term for the July 9, 2007 warrants. As the July 9, 2007 warrants are vested upon issuance, it is expected that none of these shares would be forfeited prior to vesting.

The following table summarizes the fair values and weighted average assumptions related to warrants.

TerreStar Global
Grant date	July 9, 2007
Weighted average grant date fair value	$0.28
Weighted average assumptions:
Risk-free interest rate	5.03%
Expected volatility	80.0%
Expected dividend yield	—
Expected term (years)	5.00
Warrants granted	553,100
The following table summarizes the TerreStar Global warrants that are outstanding and exercisable as of December 31, 2007.

	Warrants Outstanding		Exercisable
		Weighted
	As of	Average
	December 31,	Contractual Life
Exercise Prices	2007	Remaining	As of December 31, 2007
$0.42	553,100	4.5 years	553,100
Note 12. Income Taxes
On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainties in Income Taxes, which applies to all tax positions related to income taxes subject to SFAS 109, Accounting for Income Taxes. FIN 48 requires a new evaluation process for all tax positions taken. If the probability for sustaining a tax position is greater than 50%, then the tax position is warranted and the recognition should be at the highest amount which would be expected to be realized upon settlement. The adoption of FIN 48 had no material impact. The Company accrues interest and penalties related to unrecognized tax benefits in its provision for income taxes.
The Company and its subsidiaries filed income tax returns in the U.S. and in various state, local and foreign jurisdictions. Due to the Company’s net operating loss carryforward position in the U.S., its tax years from 1999 forward may be adjusted by the Internal Revenue Service even though the general three year statute of limitations has expired for certain years. The Company is subject to various state and local tax statutes of limitation.
The change in unrecognized tax benefits under FIN 48 is shown in the table below (in thousands)

2007
Increase (decrease) related to positions taken in current period	$12,100
Increase (decrease) related to settlement with tax authorities	0
Reductions related to expiration of statue of limitations	0
Unrecognized tax benefits at December 31, 2007	$12,100
If the unrecognized tax benefit were to be recognized, there would be an impact on the Company’s effective tax rate in that the alternative minimum tax liability would be reduced.

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the Company’s deferred income taxes for both continuing and discontinued operations.

	Year ended December 31,
	2007	2006
	(in thousands)
Deferred tax assets, net:
Net operating loss and AMT credit carryforwards	$430,134	$441,338

Deferred taxes related to temporary differences:
Share based compensation	21,355	12,177
SkyTerra investment	1,430	1,430
TerreStar capitalized expenses	61,587	17,918
Other	12,471	1,703

Total deferred tax assets	526,977	474,566

Less valuation allowance	(441,369)	(385,467)

Deferred tax assets, net of valuation allowance	85,608	89,099

Deferred tax liabilities:
Tangible asset basis, lives and depreciation methods	3,385	97
TerreStar—acquisition intangible	82,223	59,789
Investment in MSV Partnership	—	29,213

Total deferred tax liabilities	85,608	89,099

Total net deferred taxes	$—	$—

The ultimate realization of deferred tax assets is dependant upon the generation of future taxable income during the periods in which those temporary differences become deductible. A benefit was recorded for the year ended December 31, 2007 due to the fact that the estimated tax expense accrued for in 2006 ultimately proved to be lower when the Company filed their final 2006 Income Tax returns. No benefit for federal income taxes has been recorded for the periods ended December 31, 2006 and 2005, as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company’s losses since inception. The change in the valuation allowance for 2006 is based on the tax effect of the availability and utilization of the Company’s NOL’s.
As of December 31, 2007 and 2006, the Company had estimated net operating loss carryforwards (“NOLs”) of $1.1 billion and $1.1 billion, respectively. In 2002, due to the debt restructuring and reorganization, and also in 2004 and 2006 the Company has triggered a change of control, which has limited the availability and utilization of the NOLs. The Company’s NOL’s expire between 2019 and 2026.
The aggregate provisions for income taxes for the periods below differs for both continuing and discontinued operations from the amount computed by applying the federal statutory rate due to the following:

	2007	2006	2005
Statutory Federal income tax rate	35.0%	35.0%	34.0%
State and local taxes, net of Federal tax benefit	—	6.2	6.2
Permanent Differences	(5.4)	—	(3.0)
Valuation Allowance	(29.9)	(41.7)	(37.2)
Other	1.24	—	—

Effective income tax rate	.9%	(.5)%	0.0%
As each year presented had losses from both continuing operations and discontinued operations, neither operation had any income tax provisions except for an amount due under alternative minimum tax for the years ended December 31, 2007 and 2006.

Note 13. Commitments and Contingencies
The Company leases office space, equipment, collocation, cell sites and office furniture under non-cancelable operating and capital leases expiring through 2016.
As of December 31, 2007, TerreStar Corporation had $408.5 million of its Series A and B preferred stock outstanding. If not converted or repaid, the entire preferred stock amount will be due on April 15, 2010. On April 15, 2007, TerreStar Corporation paid the remaining portion of the dividends that were required to be placed in escrow. Additional dividend payments after April 15, 2007, will be due bi-annually in April and October, payable at TerreStar Corporation’s option in cash at a rate of 5.25% per annum or in common stock at a rate of 6.25% per annum through April 15, 2010. Currently, we are unable to pay the Series A dividend in common stock due to our ongoing litigation with certain investors. We anticipate paying the Series A dividend in cash and the Series B in common stock until such time that the Series A litigation is resolved and we satisfy the conditions required to pay the Series A dividend in common stock.
Additionally, the Company had the following contractual commitments as of December 31, 2007.

	TOTAL	< 1 yr	1-3 yrs	3-5 yrs	5+ yrs
			(in thousands)
TerreStar Networks Satellites	$186,596	$172,412	$14,184	$—	$—
Operating Leases	20,864	7,683	9,131	3,666	384
Network and Capital Equipment and Services	545,709	160,476	207,887	177,346	—

	$753,169	$340,571	$231,202	$181,012	$384

Note 14. Fair Value of Financial Instruments
The carrying amount for cash and cash equivalents, for debt issues that are not quoted on an exchange, interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair values.

	As of December 31, 2007		As of December 31, 2006
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Restricted Investments	$5,462	$5,462	$54,551	$54,551
Investment in MSV	—	—	184,665	217,211
Investment in SkyTerra	325,308	301,467	254,490	293,510
Debt:
Senior Secured Notes and accrued interest, thereon	$—	$—	$202,267	$202,267
TerreStar Notes and accrued interest, thereon	567,955	567,955	—	—
Preferred Stock:
Series A Cumulative Convertible Preferred Stock	$90,000	$90,000	$90,000	$90,000
Series B Cumulative Convertible Preferred Stock	318,500	318,500	318,500	318,500

Note 15. Employee Benefits
Defined Contribution Plan
On March 7, 2007, the Board of Directors approved termination of the Motient Corporation 401(k) Plan. Concurrently, the Board approved the formation of the TerreStar Networks Inc. 401(k) Savings Plan as a participating employer. The Motient Corporation 401(k) Savings Plan provided for (i) a TerreStar Networks match of employee contributions, in the form of common stock, at a rate of $1 for every $1 of an employee’s contribution not to exceed 4% of an employee’s eligible compensation, (ii) a discretionary annual employer non-elective contribution, (iii) the option to have plan benefits distributed in the form of installment payments and (iv) the reallocation of forfeitures, if any, to active participants.
The TerreStar Networks 401 (k) Plan provides for: (i) TerreStar Networks match of employee contributions at a rate of $1 for an employee’s contribution not to exceed 4% of an employee’s eligible compensation and (ii) the option to have plan benefits distributed in the form of installment payments. The TerreStar Network match of employee contributions is 100 % vested to the employee.
TerreStar Networks’ matching expense related to continuing operations employees was approximately $700,000 for 2007, $30,000 for 2006, and $40,000 for 2005.
Note 16. Legal Matters
On August 16, 2005, Highland Equity Focus Fund, L.P., Highland Crusader Offshore Partners, L.P., Highland Capital Management Services, Inc., and Highland Capital Management, L.P., affiliates of James Dondero (the “Dondero Affiliates”), a former director of the Company, filed a lawsuit in Dallas County, Texas, (the “Rescission Litigation”), against us challenging the validity of the Series A Preferred Stock on the basis of the confusion regarding the voting rights of the Series A Preferred Stock and seeking rescission of their purchase of shares of Series A Preferred Stock. These entities acquired 90,000 shares of Series A Preferred Stock for a purchase price of $90.0 million in the April 2005 private placement. Later, the Dondero Affiliates amended their suit to assert other grounds for rescission and damages. On November 30, 2007, the court granted TerreStar Corporation’s motion for summary judgment and dismissed the suit. The Dondero Affiliates have appealed the dismissal. The Company intends to vigorously contest the Dondero Affiliates’ effort to reinstate the Rescission Suit through the appeal process.
Also on August 16, 2005, Highland Legacy Limited—another affiliate of Mr. Dondero—filed suit in the Delaware Court of Chancery against many of the Company’s directors and officers as well as certain third parties. This lawsuit was filed as a derivative action, ostensibly on behalf of the Company. This suit was dismissed by the Court of Chancery on March 17, 2006; Highland Legacy did not appeal, and the judgment of dismissal is accordingly final.
On October 7, 2005, the Dondero Affiliates who filed the Rescission Litigation filed suit in the Delaware Court of Chancery to enjoin an exchange offer by virtue of which TerreStar Corporation was to exchange TerreStar Corporation’s outstanding Series A Preferred Stock for a new class of Series B Preferred Stock. While this lawsuit remains outstanding, the exchange offer was completed and the Highland plaintiffs never set their request for injunction for hearing; there has been no activity in this case since late 2005.
On October 19, 2005, the Company filed two lawsuits against James D. Dondero, one in the United States District Court for the Northern Division of Texas and one in the District Court of Dallas County, Texas. The petition filed in state court alleges that Mr. Dondero has seriously and repeatedly breached his fiduciary duties as a director in order to advance his own personal interests. In the suit filed in Federal court—in which the Highland affiliates which were members of Mr. Dondero’s proxy fight group were also named as defendants—the Company alleges the filing of false and misleading Forms 13D in violation of the federal securities laws. The suit filed in Federal court was dismissed after the United States District Court ruled that the Company’s complaint was subject to a heightened pleading standard under the Private Securities Litigation Reform Act; the Company, which disagrees with the ruling, elected not to replead, but rather to appeal the dismissal. The Company’s appeal is set for oral argument during the week of March 31, 2008. Thereafter, the state court entered summary judgment dismissing the fiduciary suit on the ground that the United States District Court’s dismissal of the federal securities lawsuit had a res judicata effect precluding the continued prosecution of state law breach-of-fiduciary-duty claims. The Company disagrees with the judgment and has appealed; the Company’s appeal was argued to a panel of the Dallas Court of Appeals on February 12, 2008, and the parties are awaiting the decision of the Court of Appeals.

On April 24, 2006, Highland Select Equity Fund—another of Mr. Dondero’s Highland affiliates—filed suit in the Delaware Court of Chancery against TerreStar Corporation, attempting to compel the production of books and records by TerreStar Corporation pursuant to Section 220 of the Delaware General Corporation Law. In July 2006, after trial, the Court of Chancery entered judgment on behalf of TerreStar Corporation, dismissing the suit and awarding costs to TerreStar Corporation The Plaintiff appealed to the Delaware Supreme Court. After oral argument, a remand to the Court of Chancery for clarification of certain aspects of its opinion, and the Court of Chancery’s issuance of a Report in response to the request from the Supreme Court, the judgment of the Court of Chancery was affirmed.
On June 19, 2006, the same four of Mr. Dondero’s Highland affiliates who filed the Rescission Litigation filed suit in Texas state court seeking to rescind TerreStar Corporation’s agreement with SkyTerra Communications, Inc. to exchange shares of MSV, to enjoin the closing of the associated transaction, and to rescind TerreStar Corporation’s consulting agreement with Communications Technology & Advisors (“CTA”). TerreStar Corporation and CTA removed the case to federal court and moved for dismissal. After oral argument on such motions, the United States Magistrate Judge recommended that the United States District Court dismiss the suit. On January 24, 2007, the United States District Court accepted the Magistrate Judge’s recommendation and dismissed Highland’s suit. Highland has not appealed, and the judgment of dismissal accordingly is now final.
On February 1, 2008, the same four of Mr. Dondero’s Highland affiliates who filed the Rescission Litigation filed suit against TerreStar Corporation in the Commercial Division of the Supreme Court of the State of New York. In this most recent suit, the Dondero Affiliates contend that the September 2005 exchange offer by virtue of which TerreStar Corporation exchanged TerreStar Corporation’s outstanding Series A Preferred Stock for a new class of Series B Preferred Stock caused the occurrence of a Senior Security Trigger Date, supposedly requiring the Company to issue a Senior Security Notice entitling the Dondero Affiliates to redeem their Series A Preferred Stock. The Company intends to vigorously defend this action.
From time to time, we are involved in legal proceedings in the ordinary course of our business operations. Although there can be no assurance as to the outcome or effect of any legal proceedings to which we are a party, we do not believe, based on currently available information, that the ultimate liabilities, if any, arising from any such legal proceedings not otherwise disclosed would have a material adverse impact on its business, financial condition, results of operations or cash flows.
Note 17. Related Party Transactions
ATC Technologies, LLC—ATC Technologies is a subsidiary of MSV and the Company previously held a 4.4% ownership interest in MSV.
Hughes Network Systems, LLC (“Hughes”)—Andrew Africk serves on the Board of Directors of both TerreStar Networks and Hughes.
Capital & Technology Advisors (“CTA”)—a consulting and private advisory firm specializing in the technology and telecommunications sectors owned by Jared Abbruzzese, who formerly served on the Board of Directors of TerreStar Networks and TerreStar Global. The agreement expired November 30, 2006 and was not renewed.
For the year ended December 31, 2007, the Company incurred expenses of $1.8 million to related parties. Of that amount, $1.1 million was paid to Hughes for satellite related services and $0.7 million was paid to ATC Technologies for intellectual property related services.

For the year ended December 31, 2006, the Company incurred expenses of $2.8 million to related parties for service-related obligations. Of that amount, $1.3 million is presented within continuing operations and was incurred to MSV for consulting services related to TerreStar Networks. Also in 2006, $1.1 million in cash was paid to CTA. All of the amounts paid to CTA in 2006 are presented within discontinued operations. The Company also incurred expenses of $0.4 million in continuing operations to CTA’s founder, Jared Abbruzzese for his service as Chairman of the Board of TerreStar Corporation.
For the year ended December 31, 2005, the Company incurred expenses of $13.1 million to related parties for service-related obligations. Of that amount, $3.6 million is presented within continuing operations and was incurred to MSV for consulting services related to TerreStar Networks. Also in 2005, $1.8 million in cash and $7.7 million in stock-based compensation was incurred to CTA. Of those amounts, $0.9 million is presented within continuing operations, $0.8 million is presented within discontinued operations and the $7.7 million is presented within continuing operations. At December 31, 2005, the Company had accrued $0.7 million related to the services provided by MSV.
CTA had been engaged to act as consultants to TerreStar Corporation. CTA’s founder, Jared Abbruzzese, was the former Chairman of the Board of TerreStar Corporation. As consideration for this work, the Company paid to CTA a monthly fee of $0.1 million, which increased from $60,000 per month in November 2005. The engagement ended on November 30, 2006.
On May 29, 2007 and June 15, 2007 TerreStar Networks under its Master Services Agreement (“MSA”) with TerreStar Canada loaned TerreStar Canada $0.4 million and $0.35 million. These notes will accrue interest at a rate of 15.15% per annum and both mature on January 1, 2009.
Note 18. Subsequent Events
TerreStar Corporation (formerly Motient Corporation) announced that it has been served with a lawsuit filed on February 1, 2008 by Highland Crusader Offshore Partners, L.P. (“Highland Capital”) and three of its affiliates (collectively, the “Highland Plaintiffs”) in the New York State Supreme Court in and for the County of New York. The Highland Plaintiffs are the sole remaining holders of Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) issued by TerreStar Corporation.
In this lawsuit, the Highland Plaintiffs contend that the Exchange Offer conducted in October 2005, which related to the exchange of outstanding shares of Series A Preferred for newly-issued shares of Series B Cumulative Convertible Preferred Stock, triggered a right of redemption for their Series A Preferred under the provisions of the Certificate of Designations relating to the Series A Preferred and the Highland Plaintiffs have demanded that TerreStar Corporation redeem their 90,000 shares of Series A Preferred in addition to all actual, special or consequential damages. TerreStar Corporation believes this claim is without merit and intends to vigorously defend against this suit.
On February 5, 2008, TerreStar Corporation and TerreStar Networks entered into a Master Investment Agreement (the “EchoStar Investment Agreement”), with EchoStar Corporation (“EchoStar”). In addition, TerreStar Corporation and TerreStar Networks entered into a Master Investment Agreement (the “Harbinger Investment Agreement”), with certain affiliates of Harbinger Capital Partners (“Harbinger”).
The EchoStar Investment Agreement provides for, among other things,
•	purchase by EchoStar of $50 million of TerreStar Notes,
•	purchase by EchoStar of $50 million of TerreStar Networks’ newly issued 6.5% Senior Exchangeable PIK Notes due 2014, exchangeable for TerreStar Corporation common stock, at a conversion price of $5.57 per share (the “Exchangeable Notes”) and
•	a commitment to lend $50 million to TerreStar Networks pursuant to the Credit Agreement described below.

The Harbinger Investment Agreement provides for, among other things, purchase by Harbinger of $50 million of Exchangeable Notes and a commitment to lend $50 million to us pursuant to the Credit Agreement described below.
In connection with the foregoing transactions, certain of our existing investors entered into separate investment agreements (“Shareholder Investment Agreements”) to purchase in the aggregate $50 million of the Exchangeable Notes.
On February 5, 2008, EchoStar, TerreStar Corporation and TerreStar Networks also entered into a Spectrum Agreement (the “EchoStar Agreement”), which provides for the lease to TerreStar Corporation of EchoStar’s current holdings of 1.4GHz spectrum with an option to acquire the special purpose company through which EchoStar holds these licenses in exchange for the issuance of 30 million shares of common stock of TerreStar Corporation.
On February 5, 2008, we also entered into a Spectrum Contribution Agreement (the “Harbinger Contribution Agreement”), with Harbinger, which provides that, following shareholder approval, Harbinger will assign to TerreStar Corporation its rights to certain 1.4GHz spectrum with an option to purchase these licenses in exchange for the issuance of 1.2 million of TerreStar Corporation’s Series E Junior Participating Preferred Stock, par value $0.01 per share, convertible into 30 million shares of TerreStar Corporation common stock (the “Junior Preferred”).
As a result of this transaction, the Boards of Directors of both TerreStar Corporation and TerreStar Networks were expanded to eight members and, depending on stock holdings, EchoStar and Harbinger each have the right to nominate up to two members of each board.
The EchoStar Investment Agreement, Harbinger Investment Agreement, Shareholder Investment Agreements, EchoStar Agreement and the Harbinger Contribution Agreement contain representations, warranties, covenants and indemnities by TerreStar Corporation and TerreStar Networks customary for transactions of this nature.
TerreStar Corporation, TerreStar Networks, EchoStar, Harbinger and the certain existing investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated February 5, 2008, containing customary terms and conditions providing for the registration of Common Stock to be issued in these transactions.
Aggregate gross proceeds to TerreStar Networks from these transactions are expected to be $297 million in cash, of which approximately $197 million was made available at closing and the balance of which will be dedicated to funding the TerreStar-2 satellite under the Purchase Money Credit Agreement (defined below).
In addition to shareholder approval, the spectrum transactions are also subject to certain government approvals.
On February 5, 2008, we entered into a $100 million Purchase Money Credit Agreement (the “Credit Agreement”), among TerreStar Networks, as the borrower, the guarantors party thereto from time to time, U.S. Bank National Association, as collateral agent, and Harbinger and EchoStar, as lenders.
The indentures governing our Exchangeable Notes and Credit Agreement require certain shareholder approvals by July 23, 2008 or we may be forced to accelerate repayment of these notes.
In connection with the closing of the transaction, we obtained required shareholder consents approving the issuance of Common Stock and Junior Preferred (and the Common Stock issuable upon conversion of such Junior Preferred) issuable in connection with the EchoStar Agreement and Harbinger Contribution Agreement and upon exchange of the Exchangeable Notes and to increase the number of shares of Common Stock authorized under our Certificate of Incorporation from 200 million shares to 240 million shares. Such shareholder approvals are not effective until 20 days after the mailing of an information statement to our shareholders.

Amounts outstanding under the Credit Agreement will bear interest at a rate of 14% per annum. Such interest rate will be increased by 1% from May 1, 2008 until the necessary shareholder approvals are effective if TerreStar Corporation does not mail an information statement in connection with obtaining shareholder approval to the shareholders on or prior to April 30, 2008. This information statement was filed with the SEC on February 29, 2008.
The Credit Agreement contains several restrictive covenants customary for credit facilities of this type, including, but not limited to the following: limitations on incurrence of additional indebtedness, limitation on liens, limitation on asset sales of collateral and limitation on transactions with affiliates. The Credit Agreement also contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable). If any events of default occur and are not cured within the applicable grace periods or waived, the outstanding loans may be accelerated. The financing will be advanced as required and used to fund the completion of the TerreStar-2 satellite.
February 6, 2008, TerreStar Corporation, MVH and Harbinger Capital Partners Fund I, L.P. entered into a Stock Purchase Agreement pursuant to which TerreStar Corporation sold 14.4 million shares of non-voting common stock of SkyTerra to Harbinger Capital Partners Fund I, L.P. for an aggregate sale price of $76.4 million. TerreStar Corporation received the proceeds on February 28, 2008. Following this transaction, we hold approximately 30.0 million shares of SkyTerra non-voting common stock.
On February 6, 2008, TerreStar Networks received a letter from Loral relating to the contract between TerreStar Networks and Loral for the construction and delivery of the TerreStar-1 satellite. The newly revised delivery date is November 2008.
On February 6, 2008, TerreStar Networks received a letter from Arianespace, the launch provider for TerreStar-1, confirming that it can launch the satellite during the December 2008 — February 2009 launch window.
On February 6, 2008, TerreStar Corporation, Motient Ventures Holding, Inc., a wholly-owned subsidiary of TerreStar Corporation, and Harbinger Capital Partners Fund I, L.P. entered into a Stock Purchase Agreement pursuant to which TerreStar Corporation, through Motient Ventures Holding, sold 14.4 million shares of non-voting common stock of SkyTerra Communications, Inc. to Harbinger Capital Partners Fund I, L.P. for an aggregate sale price of $76.4 million. TerreStar Corporation will receive the proceeds of the sale upon the delivery of a stock certificate representing the shares to Harbinger Capital Partners Fund I, L.P., which is expected to occur on or prior to February 15, 2008. Following this transaction, TerreStar Corporation holds approximately 30 million shares of SkyTerra Communications, Inc. non-voting common stock.
In connection with the foregoing transactions, we also issued one share of our Series C Preferred Stock and Series D Preferred Stock (the “Series C and D Preferred Stock”) to EchoStar and Harbinger, respectively. By virtue of their ownership of shares of the Series C and D Preferred Stock, EchoStar and Harbinger have consent rights for, among other things, certain sales of assets, making any material change in our line of business, amending or permitting the amendment of our certificate of incorporation, by-laws, or our other organizational documents or any of our subsidiaries, certain acquisitions of assets, certain capital expenditures and consolidations and mergers and rights to appoint directors. Each share of Series C and D Preferred Stock has a $1,000 liquidation preference. The Series C and D Preferred Stock rank junior to the Series A Preferred Stock and Series B Preferred Stock, on a parity basis with one another and senior to both our junior preferred and our common shares. The Series C and D Preferred Stock are non-transferable.

On February 14, 2008, the Board of Directors (the “Board”) of TerreStar Corporation expanded the size of the Board from five to eight members and appointed Eugene I. Davis, Dean Olmstead and David J. Rayner to fill the newly-created seats. Messrs. Davis, Olmstead and Rayner may be elected to serve on committees of the Board that will be determined at a later date. Messrs. Davis, Olmstead and Rayner were also appointed to the TerreStar Networks Board while David Andonian resigned from this Board.
Note 19. Supplemental Cash Flows Information
Supplemental cash flow information for the years ended December 31, 2007, 2006 and 2005 is presented in the table below.

		2006 As
		restated -
	2007	See Note 3	2005
		(in thousands)
Non-cash investing and financing activities
Accrued property and equipment	$8,554	$12,462	$59,771
Interest capitalized on satellites and terrestrial network under construction	27,652	336	—
Assets acquired under capital lease	193	—	—
Acquisition of intangible assets funded by issuance of common stock	89,621	57,919	—
Investment in TerreStar Networks intangible assets	—	(48,539)
Step up of TerreStar Intangible assets	—	—	78,377
Acquisition of SkyTerra shares through exchange of MSV	177,618	290,181	—
Deferred financing fees accrued	916	—	—
Accretion of issuance costs on Series A and Series B Preferred	4,542	4,029	2,409
Interest on TerreStar Notes paid in-kind	37,708	—	—
Stock dividend to Series B Preferred Shareholders	9,953	—	—
Increase (decrease) in dividend liability not paid	193	2,181	5,994
Dividend payable—SkyTerra Investment	—	254,490
Issuance of common stock	—		370,980
Exercise and expiration of common stock warrants	—	820	10,060
Exercise of stock options	—	—	7,609
Investment in consolidated subsidiary	—	66,376	—
Acquisition of Minority interest funded by issuance of common stock	33,801	13,474	—
Issuance and re-pricing of common stock purchase warrants—continuing operations	—	—	61,070
Supplemental Cash Flows Information
Interest paid	$7,034	$—	$—
Income taxes paid	5,713	—	—
Note 20. Discontinued Operations
Terrestrial Wireless Business
In September 2006, various subsidiaries of the Company sold, pursuant to an asset purchase agreement (the “Agreement”) with Geologic Solutions, Inc. (“GeoLogic”) and Logo Acquisition Corporation, a wholly-owned subsidiary of GeoLogic (“Logo”), to Logo most of the assets relating to the Company’s terrestrial DataTac network and its iMotient platform (the “Terrestrial Wireless Business”), and Logo assumed most of the post-closing liabilities relating to the Terrestrial Wireless Business. The assets and liabilities being transferred were limited to those that relate to the current operations of the Company’s terrestrial wireless network, and do not include any assets or liabilities related to TerreStar or MSV. Under the Agreement, Logo paid the Company the sum of $1 in cash, plus assumed most of the post-closing liabilities associated with the purchased assets, as well as certain of the costs of the employees that Logo transitioned from the Company. In addition, GeoLogic guaranteed Logo’s performance of any indemnification obligations to the Company under the Agreement.

The Company’s historical financial statements have been recast to reflect this business as a discontinued operation. Prior to its September 2006 sale, this discontinued business was a nationwide provider of two-way, wireless mobile data services and mobile internet services. Owning and operating a wireless radio data network that provides wireless mobile data service to customers across the United States, it generated revenue primarily from the sale of airtime on its network and from the sale of communications devices to its customers. Its customers used its network and its wireless applications for wireless email messaging and wireless data transmission, enabling businesses, mobile workers and consumers to wirelessly transfer electronic information and messages and to access corporate databases and the Internet.
In addition to selling wireless data services that use its own network, this discontinued operation was also a reseller of airtime on the Cingular and Sprint Nextel wireless networks. These arrangements allowed it to provide integrated wireless data solutions to its customers using a variety of networks.
The following tables depict the financial results and condition of the discontinued operations for the periods ended and as of the dates indicted:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005
		(In thousands)
Loss from discontinued operations consists of the following:
Revenues	—	(5,629)	(13,824)
Cost of services and operations	—	15,693	20,549
Cost of equipment sold	—	23	884
Sales and advertising	—	1,352	1,007
General and administrative	—	8,296	6,305
Depreciation and amortization	—	3,792	12,493
Loss on asset disposals	—	530	15,032
Loss on asset impairment	—	2,721	42,867
Loss on sale of liabilities of discontinued operations	—	3,970	—
Restructuring charges	—	—	5,665
Other income	—	(326)	(1,112)

Total loss from discontinued operations	—	30,422	89,866

Note 21. Quarterly and Other Financial Data (unaudited)
The following tables present selected quarterly financial data for 2007 and 2006 (as restated). Because certain of the data set forth in the following tables has been restated from amounts previously reported in our Quarterly Reports on Form 10-Q for the applicable periods, the following tables and the accompanying footnotes reconcile the quarterly information presented with that previously reported.
The restatement adjustments reflected in the following tables correct certain errors that existed in our previously issued financial statements. This restatement is more fully described in Note 3 “Restatement to Previously Issued Financial Statements” to these consolidated financial statements.

	2007
	First	Second	Third
	Quarter	Quarter	Quarter	Fourth
	Restated	Restated	Restated	Quarter
	(In thousands, except for per share amounts)
Operating expenses	$38,962	$50,298	$34,557	$58,896
Net loss from continuing operations	(67,590)	(56,168)	(54,135)	(61,248)
Net income (loss)	(67,590)	(56,168)	(54,135)	(61,248)
Net loss available to common stockholders	(74,476)	(63,155)	(61,224)	(68,060)
Basic and Diluted loss per common share (1)	$(1.01)	$(0.75)	$(0.71)	$(0.78)
Basic and Diluted weighted-average common shares outstanding	73,622	84,581	86,128	87,263

	2006
			Third	Fourth
	First	Second	Quarter	Quarter
	Quarter	Quarter	Restated	Restated
Operating expenses	$11,156	$23,344	$43,458	$28,549
Net loss from continuing operations	(11,156)	(23,344)	(43,458)	(25,254)
Net income (loss) from discontinued operations	(5,371)	(16,379)	(9,600)	928
Net loss	(20,055)	(42,075)	(66,460)	(5,044)
Net loss available to common stockholders	(26,839)	(48,958)	(73,440)	(12,053)
Basic and Diluted loss per common share— continuing operations (1)	$(0.34)	$(0.51)	$(1.00)	$(0.18)
Basic and Diluted earnings (loss) per common share—discontinued operations (1)	(0.09)	(0.26)	(0.15)	0.01

Total	$(0.42)	$(0.77)	$(1.15)	$(0.17)
Basic and Diluted weighted-average common shares outstanding	63,161	63,174	63,782	69,688

(1)	Loss per share calculations for each of the quarters in 2007 and 2006 are based on the weighted average number of shares outstanding for each of the periods, and the sum of the quarters is not equal to the full year loss per common share amount due to rounding.

The following table presents the effect of the restatement adjustments upon our previously reported quarterly (unaudited) Consolidated Statement of Operations (in thousands, except per share amounts):

	Three Months Ended September 30, 2006
	As Reported	Adjustments	Restated
Operating Expenses
General and administrative	$30,605	$9,000	$39,605
Research and development	2,399	—	2,399
Depreciation and amortization	1,454	—	1,454
Loss on impairment of intangibles	—	—	—
Gain on asset disposal	—	—	—

Total operating expenses	34,458	9,000	43,458

Operating loss from continuing operations	(34,458)	(9,000)	(43,458)
Interest expense	—	—	—
Other expense	—	—	—
Interest and other income	1,441	—	1,441
Equity in losses of MSV	(8,423)	1,283	(7,140)
Minority interests in losses of TerreStar Networks	9,397	—	9,397
Minority interests in losses of TerreStar Global	—	—	—
Gain (Loss) on investments	196,905	(196,905)	—
Decrease in dividend liability	—	—	—
Other than temporary impairment-SkyTerra	—	—	—

Loss from continuing operations before income taxes	164,862	(204,622)	(39,760)
Income tax benefit (expense)	(17,100)	—	(17,100)

Net loss from continuing operations	147,762	(204,622)	(56,860)
Loss from discontinued operations	(9,600)	—	(9,600)

Net income (loss)	138,162	(204,622)	(66,460)
Less:
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	(5,960)	—	(5,960)
Accretion of issuance costs associated with Series A and Series B	(1,020)	—	(1,020)

Net income (loss) available to Common Stockholders	$131,182	$(204,622)	$(73,440)

Basic Loss Per Share—Continuing Operations	$2.21	$(3.21)	$(1.00)

Basic Loss Per Share—Discontinued Operations	$(0.15)	$—	$(0.15)

Basic Loss Per Share	$2.06	$(3.21)	$(1.15)

Basic Weighted-Average Common Shares Outstanding	63,782	—	63,782

The following table presents the effect of the restatement adjustments upon our previously reported quarterly (unaudited) Consolidated Balance Sheet (in thousands):

	September 30, 2006
	As Reported	Adjustments	Restated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,471	$—	$46,471
Cash committed for satellite construction costs	33,709	—	33,709
Restricted cash for Series A and Series B Cumulative convertible preferred stock dividends	21,446	—	21,446
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	4,197	—	4,197
Deferred issuance costs associated with Senior Secured Notes	—	—	—
Deferred issuance costs associated with TerreStar Notes	—	—	—
Assets held for sale	628	—	628
Other current assets	822	—	822

Total current assets	107,273	—	107,273

Restricted investments	7,505	—	7,505
Property and equipment, net	177,769	—	177,769
Intangible assets, net	138,162	—	138,162
Investment in MSV	185,340	3,326	188,666
Investment in SkyTerra	438,677	(148,496)	290,181
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	11,785	—	11,785
Deferred issuance costs associated with TerreStar Notes	—	—	—
Notes receivable and accrued interest, thereon	—	—	—
Deferred issuance costs associated with Senior Secured PIK Notes	—	—	—

Total assets	$1,066,511	$(145,170)	$921,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$36,218	$—	$36,218
Accounts payable to Loral for satellite construction contract	17,671	—	17,671
Accrued income taxes payable	—	—	—
Obligations under capital leases	—	—	—
Deferred rent and other current liabilities	91	—	91
Series A and Series B Cumulative Convertible Preferred Stock dividends payable	12,924	—	12,924
Current liabilities of discontinued operations	3,177	—	3,177

Total current liabilities	70,081	—	70,081

Obligations under capital leases	—	—	—
Deferred rent and other long-term liabilities	108	—	108
SkyTerra investment dividends payable	—	254,490	254,490
TerreStar Notes and accrued interest, thereon	—	—	—

Total liabilities	70,189	254,490	324,679

Commitments and Contingencies
Minority interest in TerreStar Networks	75,922	—	75,922
Minority interest in TerreStar Global	—	—	—
Series A cumulative convertible preferred stock	90,000	—	90,000
Series B cumulative convertible preferred stock	318,500	—	318,500

STOCKHOLDERS’ EQUITY:
Common stock	735	—	735
Additional paid-in capital	860,879	(247,331)	613,548
Common stock purchase warrants	73,487	—	73,487
Less: 3,951,202 common shares held in treasury stock	(73,877)	—	(73,877)
Accumulated other comprehensive income	(52,293)	52,293	—
Accumulated deficit	(297,031)	(204,622)	(501,653)

Total stockholders’ equity	511,900	(399,660)	112,240

Total liabilities and stockholders’ equity	$1,066,511	$(145,170)	$921,341

The following table presents the effect of the restatement adjustments upon our previously reported quarterly (unaudited) Consolidated Statement of Operations (in thousands, except per share amounts):

	Three Months Ended March 31, 2007
	As Reported	Adjustments	Restated
Operating Expenses
General and administrative	$18,306	$—	$18,306
Research and development	11,158	—	11,158
Depreciation and amortization	3,298	—	3,298
Loss on impairment of intangibles	6,200	—	6,200
Gain on asset disposal	—	—	—

Total operating expenses	38,962	—	38,962

Operating loss from continuing operations	(38,962)	—	(38,962)
Interest expense	(19,155)	—	(19,155)
Other expense	—	—	—
Interest and other income	5,360	—	5,360
Equity in losses of MSV	(3,016)	—	(3,016)
Minority interests in losses of TerreStar Networks	7,529	—	7,529
Minority interests in losses of TerreStar Global	368	—	368
Gain (Loss) on investments	(99,575)	99,575	—
Decrease in dividend liability	—	40,473	40,473
Other than temporary impairment-SkyTerra	—	(58,937)	(58,937)

Loss from continuing operations before income taxes	(147,451)	81,111	(66,340)
Income tax benefit (expense)	(1,250)	—	(1,250)

Net loss from continuing operations	(148,701)	81,111	(67,590)
Loss from discontinued operations	—	—	—

Net income (loss)	(148,701)	81,111	(67,590)
Less:
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	(5,856)	—	(5,856)
Accretion of issuance costs associated with Series A and Series B	(1,030)	—	(1,030)

Net income (loss) available to Common Stockholders	$(155,587)	$81,111	$(74,476)

Basic Loss Per Share—Continuing Operations	$(2.11)	$1.10	$(1.01)

Basic Loss Per Share—Discontinued Operations	$—	$—	$—

Basic Loss Per Share	$(2.11)	$1.10	$(1.01)

Basic Weighted-Average Common Shares Outstanding	73,622	—	73,622

The following table presents the effect of the restatement adjustments upon our previously reported quarterly (unaudited) Consolidated Balance Sheet (in thousands):

	March 31, 2007
	As Reported	Adjustments	Restated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$343,427	$—	$343,427
Cash committed for satellite construction costs	12,682	—	12,682
Restricted cash for Series A and Series B Cumulative convertible preferred stock dividends	10,723	—	10,723
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	4,305	—	4,305
Deferred issuance costs associated with Senior Secured Notes	2,059	—	2,059
Deferred issuance costs associated with TerreStar Notes	—	—	—
Assets held for sale	367	—	367
Other current assets	3,723	—	3,723

Total current assets	377,286	—	377,286

Restricted investments	5,897	—	5,897
Property and equipment, net	378,621	—	378,621
Intangible assets, net	200,948	—	200,948
Investment in MSV	40,704	1,618	42,322
Investment in SkyTerra	335,039	—	335,039
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	9,612	—	9,612
Deferred issuance costs associated with TerreStar Notes	—	—	—
Notes receivable and accrued interest, thereon	—	—	—
Deferred issuance costs associated with Senior Secured PIK Notes	12,097	—	12,097

Total assets	$1,360,204	$1,618	$1,361,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$15,103	$—	$15,103
Accounts payable to Loral for satellite construction contract	20,758	—	20,758
Accrued income taxes payable	1,339	—	1,339
Obligations under capital leases	—	—	—
Deferred rent and other current liabilities	1,029	—	1,029
Series A and Series B Cumulative Convertible Preferred Stock dividends payable	14,030	—	14,030
Current liabilities of discontinued operations	36	—	36

Total current liabilities	52,295	—	52,295

Obligations under capital leases	—	—	—
Deferred rent and other long-term liabilities	3,060	—	3,060
SkyTerra investment dividends payable	—	214,017	214,017
TerreStar Notes and accrued interest, thereon	509,414	—	509,414

Total liabilities	564,769	214,017	778,786

Commitments and Contingencies
Minority interest in TerreStar Networks	30,222	—	30,222
Minority interest in TerreStar Global	1,264	—	1,264
Series A cumulative convertible preferred stock	90,000	—	90,000
Series B cumulative convertible preferred stock	318,500	—	318,500

STOCKHOLDERS’ EQUITY:
Common stock	864	—	864
Additional paid-in capital	985,828	(254,490)	731,338
Common stock purchase warrants	72,908	—	72,908
Less: 3,951,202 common shares held in treasury stock	(73,877)	—	(73,877)
Accumulated other comprehensive income	—	—	—
Accumulated deficit	(630,274)	42,091	(588,183)

Total stockholders’ equity	355,449	(212,399)	143,050

Total liabilities and stockholders’ equity	$1,360,204	$1,618	$1,361,822

The following table presents the effect of the restatement adjustments upon our previously reported quarterly (unaudited) Consolidated Statement of Operations (in thousands, except per share amounts):

	Three Months Ended June 30, 2007
	As Reported	Adjustments	Restated
Operating Expenses
General and administrative	$42,212	$(5,639)	$36,573
Research and development	9,907	(1,324)	8,583
Depreciation and amortization	4,643	—	4,643
Loss on impairment of intangibles	499	—	499
Gain on asset disposal	—	—	—

Total operating expenses	57,261	(6,963)	50,298

Operating loss from continuing operations	(57,261)	6,963	(50,298)
Interest expense	(11,905)	—	(11,905)
Other expense	(507)	—	(507)
Interest and other income	2,226	—	2,226
Equity in losses of MSV	(1,594)	—	(1,594)
Minority interests in losses of TerreStar Networks	4,744	—	4,744
Minority interests in losses of TerreStar Global	346	—	346
Gain (Loss) on investments	—	—	—
Decrease in dividend liability	—	—	—
Other than temporary impairment-SkyTerra	—	—	—

Loss from continuing operations before income taxes	(63,951)	6,963	(56,988)
Income tax benefit (expense)	820	—	820

Net loss from continuing operations	(63,131)	6,963	(56,168)
Loss from discontinued operations	—	—	—

Net income (loss)	(63,131)	6,963	(56,168)
Less:
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	(5,933)	—	(5,933)
Accretion of issuance costs associated with Series A and Series B	(1,054)	—	(1,054)

Net income (loss) available to Common Stockholders	$(70,118)	$6,963	$(63,155)

Basic Loss Per Share—Continuing Operations	$(0.83)	$0.08	$(0.75)

Basic Loss Per Share—Discontinued Operations	$—	$—	$—

Basic Loss Per Share	$(0.83)	$0.08	$(0.75)

Basic Weighted-Average Common Shares Outstanding	84,581	—	84,581

The following table presents the effect of the restatement adjustments upon our previously reported quarterly (unaudited) Consolidated Balance Sheet (in thousands):

	June 30, 2007
	As Reported	Adjustments	Restated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$267,762	$—	$267,762
Cash committed for satellite construction costs	2,748	—	2,748
Restricted cash for Series A and Series B Cumulative convertible preferred stock dividends	—	—	—
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	4,346	—	4,346
Deferred issuance costs associated with Senior Secured Notes	—	—	—
Deferred issuance costs associated with TerreStar Notes	2,030	—	2,030
Assets held for sale	317	—	317
Other current assets	3,940	—	3,940

Total current assets	281,143	—	281,143

Restricted investments	3,516	—	3,516
Property and equipment, net	441,014	—	441,014
Intangible assets, net	217,353	—	217,353
Investment in MSV	39,157	1,618	40,775
Investment in SkyTerra	347,005	(11,966)	335,039
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	8,517	—	8,517
Deferred issuance costs associated with TerreStar Notes	11,419	—	11,419
Notes receivable and accrued interest, thereon	757	—	757
Deferred issuance costs associated with Senior Secured PIK Notes	—	—	—

Total assets	$1,349,881	$(10,348)	$1,339,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$20,299	$—	$20,299
Accounts payable to Loral for satellite construction contract	3,125	—	3,125
Accrued income taxes payable	89	—	89
Obligations under capital leases	—	—	—
Deferred rent and other current liabilities	1,044	—	1,044
Series A and Series B Cumulative Convertible Preferred Stock dividends payable	9,240	—	9,240
Current liabilities of discontinued operations	34	—	34

Total current liabilities	33,831	—	33,831

Obligations under capital leases	—	—	—
Deferred rent and other long-term liabilities	2,884	—	2,884
SkyTerra investment dividends payable	—	214,017	214,017
TerreStar Notes and accrued interest, thereon	528,757	—	528,757

Total liabilities	565,472	214,017	779,489

Commitments and Contingencies
Minority interest in TerreStar Networks	23,890	—	23,890
Minority interest in TerreStar Global	432	—	432
Series A cumulative convertible preferred stock	90,000	—	90,000
Series B cumulative convertible preferred stock	318,500	—	318,500

STOCKHOLDERS’ EQUITY:
Common stock	899	—	899
Additional paid-in capital	1,048,892	(261,453)	787,439
Common stock purchase warrants	64,097	—	64,097
Less: 3,951,202 common shares held in treasury stock	(73,877)	—	(73,877)
Accumulated other comprehensive income	11,968	(11,968)	—
Accumulated deficit	(700,392)	49,056	(651,336)

Total stockholders’ equity	351,587	(224,365)	127,222

Total liabilities and stockholders’ equity	$1,349,881	$(10,348)	$1,339,533

The following table presents the effect of the restatement adjustments upon our previously reported quarterly (unaudited) Consolidated Statement of Operations (in thousands, except per share amounts):

	Three Months Ended September 30, 2007
	As Reported	Adjustments	Restated
Operating Expenses
General and administrative	$29,594	$(1,327)	$28,267
Research and development	1,405	—	1,405
Depreciation and amortization	5,018	—	5,018
Loss on impairment of intangibles	—	—	—
Gain on asset disposal	(133)	—	(133)

Total operating expenses	35,884	(1,327)	34,557

Operating loss from continuing operations	(35,884)	1,327	(34,557)
Interest expense	(11,333)	—	(11,333)
Other expense	(518)	—	(518)
Interest and other income	2,893	—	2,893
Equity in losses of MSV	(1,595)	—	(1,595)
Minority interests in losses of TerreStar Networks	4,513	—	4,513
Minority interests in losses of TerreStar Global	375	—	375
Gain (Loss) on investments	(47,863)	47,863	—
Decrease in dividend liability	—	30,574	30,574
Other than temporary impairment-SkyTerra	—	(47,863)	(47,863)

Loss from continuing operations before income taxes	(89,412)	31,901	(57,511)
Income tax benefit (expense)	3,376	—	3,376

Net loss from continuing operations	(86,036)	31,901	(54,135)
Loss from discontinued operations	—	—	—

Net income (loss)	(86,036)	31,901	(54,135)
Less:
Dividends on Series A and Series B Cumulative Convertible Preferred Stock	(6,011)	—	(6,011)
Accretion of issuance costs associated with Series A and Series B	(1,078)	—	(1,078)

Net income (loss) available to Common Stockholders	$(93,125)	$31,901	$(61,224)

Basic Loss Per Share—Continuing Operations	$(1.08)	$0.37	$(0.71)

Basic Loss Per Share—Discontinued Operations	$—	$—	$—

Basic Loss Per Share	$(1.08)	$0.37	$(0.71)

Basic Weighted-Average Common Shares Outstanding	86,128	—	86,128

The following table presents the effect of the restatement adjustments upon our previously reported quarterly (unaudited) Consolidated Balance Sheet (in thousands):

	September 30, 2007
	As Reported	Adjustments	Restated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$197,558	$—	$197,558
Cash committed for satellite construction costs	2,783	—	2,783
Restricted cash for Series A and Series B Cumulative convertible preferred stock dividends	—	—	—
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	4,388	—	4,388
Deferred issuance costs associated with Senior Secured Notes	—	—	—
Deferred issuance costs associated with TerreStar Notes	2,032	—	2,032
Assets held for sale	—	—	—
Other current assets	18,617	—	18,617

Total current assets	225,378	—	225,378

Restricted investments	3,569	—	3,569
Property and equipment, net	507,068	—	507,068
Intangible assets, net	215,797	—	215,797
Investment in MSV	37,606	1,618	39,224
Investment in SkyTerra	287,176	—	287,176
Deferred issuance costs associated with Series A and Series B Cumulative convertible preferred stock	7,397	—	7,397
Deferred issuance costs associated with TerreStar Notes	—	—	—
Notes receivable and accrued interest, thereon	787	—	787
Deferred issuance costs associated with Senior Secured PIK Notes	10,923	—	10,923

Total assets	$1,295,701	$1,618	$1,297,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$27,289	$—	$27,289
Accounts payable to Loral for satellite construction contract	19,791	—	19,791
Accrued income taxes payable	89	—	89
Obligations under capital leases	288	—	288
Deferred rent and other current liabilities	1,060	—	1,060
Series A and Series B Cumulative Convertible Preferred Stock dividends payable	15,252	—	15,252
Current liabilities of discontinued operations	25	—	25

Total current liabilities	63,794	—	63,794

Obligations under capital leases	316	—	316
Deferred rent and other long-term liabilities	2,685	—	2,685
SkyTerra investment dividends payable	—	183,444	183,444
TerreStar Notes and accrued interest, thereon	547,790	—	547,790

Total liabilities	614,585	183,444	798,029

Commitments and Contingencies
Minority interest in TerreStar Networks	18,610	—	18,610
Minority interest in TerreStar Global	105	—	105
Series A cumulative convertible preferred stock	90,000	—	90,000
Series B cumulative convertible preferred stock	318,500	—	318,500

STOCKHOLDERS’ EQUITY:
Common stock	903	—	903
Additional paid-in capital	1,056,285	(262,781)	793,504
Common stock purchase warrants	64,097	—	64,097
Less: 3,951,202 common shares held in treasury stock	(73,877)	—	(73,877)
Accumulated other comprehensive income	10	—	10
Accumulated deficit	(793,517)	80,955	(712,562)

Total stockholders’ equity	253,901	(181,826)	72,075

Total liabilities and stockholders’ equity	$1,295,701	$1,618	$1,297,319

Note 22. Schedule II—Valuation and Qualifying Accounts
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2005, 2006 and 2007
(in millions)

	Balance at	Charged to		Balance at
	Beginning	Costs and		End of
Description	of Period	Expenses	Deductions	Period
Year Ended December 31, 2005
Valuation allowance deferred tax assets	$174	$—	$20	$194

Year Ended December 31, 2006 (Restated)
Valuation allowance deferred tax assets	$194	$—	$191	$385

Year Ended December 31, 2007
Valuation allowance deferred tax assets	$385	$—	$56	$441